Exhibit 10.43
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “[REDACTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
DRAKE FAMILY TRUST DATED AUGUST 29, 2002,
NATHAN KAHANE,
BRIAN GOLDSMITH,
MANDATE PICTURES, LLC,
LIONS GATE ENTERTAINMENT, INC.,
LIONS GATE ENTERTAINMENT CORP.,
and
JOSEPH DRAKE
Dated as of September 10, 2007

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List of Schedules, Exhibits

Schedule 1.1(a):	Permitted Liens
Schedule 1.1(b):	Derivative Works Permitted Liens
Schedule 2.7:	Allocation of Holdback Consideration
Schedule 3(a):	List of 3(a) Pictures
Schedule 5.1(c):	Purchase Price Allocation
Schedule 5.5(c):	2007 Tax Distributions

Exhibit A-1:	Form of Drake Employment Agreement
Exhibit A-2:	Form of Kahane Employment Agreement
Exhibit A-3:	Form of Goldsmith Employment Agreement
Exhibit B:	Form of Ghost House Assignment
Exhibit C:	Form of Additional Agreement
Exhibit D:	Form of Registration Rights Agreement
Exhibit E:	Form of Instrument of Assignment
Exhibit F-1:	Form of Mandate’s Officer Certificate
Exhibit F-2:	Form of Purchaser’s Officer Certificate
Exhibit F-3:	Form of LGE’s Officer Certificate
Exhibit G-1:	Form of Legal Opinion of Counsel to Mandate and Sellers
Exhibit G-2:	Form of Legal Opinion of Counsel to the Drake Family Trust
Exhibit G-3:	Form of Legal Opinion of U. S. Deal Counsel to Purchaser and LGE
Exhibit G-4:	Form of Legal Opinion of U.S. Counsel to Purchaser and LGE
Exhibit G-5:	Form of Legal Opinion of Canadian Counsel to LGE
Exhibit H:	Form of Spousal Consent
Exhibit I:	Form of Indemnification Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of September 10, 2007, is entered into by and among:
(i)	Joseph Drake (“J. Drake”) and Margaret Drake (“M. Drake”), as trustees of the Drake Family Trust, dated August 29, 2002 (the “Drake Family Trust”), Nathan Kahane, an individual (“Kahane”), Brian Goldsmith, an individual (“Goldsmith” and together with the Drake Family Trust and Kahane, the “Sellers” and individually a “Seller”);

(ii)	Mandate Pictures, LLC, a Delaware limited liability company (“Mandate”);

(iii)	Lions Gate Entertainment, Inc., a Delaware corporation (“Purchaser”);

(iv)	with respect to Sections 2.2, 2.6(b), 2.8, 2.9, 4.2, 5.1, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, and 5.10 only, Lions Gate Entertainment Corp., a British Columbia corporation; and

(v)	J. Drake, in his individual capacity, with respect to Sections 5.2, 5.6 and 5.10 only, and in his capacity as the Mandate Representative (as defined below).
The Sellers, Mandate, Purchaser, LGE and J. Drake (in his individual capacity and as the Mandate Representative) are collectively referred to herein as the “Parties” and individually as a “Party.”
RECITALS:
     WHEREAS, the Drake Family Trust owns [REDACTED] Class A Units (the “Drake Membership Interest”) of Mandate, Kahane owns [REDACTED] Class B Units of Mandate (the “Kahane Membership Interest”), and Goldsmith owns [REDACTED] Class B Units of Mandate (the “Goldsmith Membership Interest”);
     WHEREAS, the Drake Membership Interest, the Kahane Membership Interest and the Goldsmith Membership Interest (collectively, the “Mandate Membership Interests”) represent all of the issued and outstanding Equity Interests of Mandate; and
     WHEREAS, Purchaser desires to acquire from the Sellers all of the Mandate Membership Interests, and through such acquisition, all of Mandate’s interests in each of its Subsidiaries in accordance with the terms and subject to the conditions set forth herein.
AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
     1.1 Certain Defined Terms. As used in this Agreement (including the preamble and recitals), the following terms shall have the respective meanings set forth in this Section 1.1:
     “3(a) Amounts” means all non-refundable pre-income Tax amounts remaining after the deduction from (x) the sum of (i) the Gross Receipts (whenever received after the Closing Date) of the 3(a) Pictures and (ii) the Gross Receipts of any sales agency fee arrangements and any producer fee arrangements (fixed or contingent) existing prior to the Closing Date, of (y) all out-of-pocket amounts (net of discounts, rebates and similar items) incurred or accrued after the Closing Date that are payable to third parties by Purchaser for the development, acquisition, production, marketing and distribution of such 3(a) Pictures and, if Purchaser is the distributor of such 3(a) Pictures, a reasonable reserve for video returns not to exceed [REDACTED], and in any event, liquidated within twelve (12) months. In calculating “3(a) Amounts”, if there are losses on a 3(a) Picture that are non-recourse losses to Mandate or Purchaser on a cash basis, whether because such 3(a) Picture was financed with a non-recourse production loan, equity from a Third Party or otherwise, then such non-recourse, non-cash losses will not be counted. “3(a) Amounts” shall not include a deduction for any Overhead amounts. If Purchaser advances or is obligated to advance any sums in order to pay for any of the items deducted in calculating the 3(a) Amounts (i.e. the items deducted in clause (y) above), such amounts will be recouped in calculating “3(a) Amounts.” For clarification, if Purchaser advances or is obligated to advance any portion of the production costs and/or distribution expenses with respect to 3(a) Pictures, Purchaser shall be entitled to recoup such amounts in calculating 3(a) Amounts.
     “3(a) and 3(b) Contingent Participation” means, collectively, 3(a) Contingent Participation and 3(b) Contingent Participation.
     “3(a) Pictures” has the meaning set forth on Schedule 3(a) attached hereto.
     “3(b) Amounts” means, with respect to a 3(b) Picture Group, all non-refundable pre-income Tax amounts remaining after the deduction from the Gross Receipts (whenever received after the Closing Date) of all 3(b) Pictures in such 3(b) Picture Group of (x) the Overhead of such 3(b) Picture Group incurred in the year such Motion Pictures were acquired or, if produced by Mandate, greenlit for production; and (y) all out-of-pocket amounts (net of discounts and rebates) incurred or accrued that are payable to third parties by Purchaser for the development, acquisition, production, marketing and distribution of the 3(b) Pictures in such 3(b) Picture Group, and, if Purchaser is the distributor of such picture, a reasonable reserve for video returns, not to exceed [REDACTED], and in any event, liquidated within twelve (12) months.
     “3(b) Picture Group” means the slate of 3(b) Pictures acquired or greenlit for production in any given fiscal year. By way of example but not limitation, if three 3(b) Pictures were acquired or greenlit for production in fiscal year 2008 then such three 3(b) Pictures would be considered a 3(b) Picture Group and if four 3(b) Pictures were acquired or greenlit for production in fiscal year 2009 then such four 3(b) Pictures would be considered a separate 3(b) Picture Group.

     “3(b) Pictures” means all Motion Pictures produced or acquired by Mandate after the Closing Date that are not 3(a) Pictures or Derivative Works.
     “Accounts Receivable” means all receivables of Mandate and its Subsidiaries, including, without limitation, all notes receivable, accounts receivable, trade accounts receivable and insurance proceeds receivables that, in accordance with GAAP, are or should be accounted for as receivables on the financial statements of Mandate or its Subsidiaries.
     “Accrued Tax Liabilities” means Liabilities for Taxes on the net income of Mandate’s Subsidiaries for the period ending prior to and including the period ending on the Closing Date to the extent that such Liabilities have been accrued for or reserved against on the Financial Statements.
     “Action” means any action, suit, appeal, petition, plea, charge, complaint, claim, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding, whether at law or in equity.
     “Additional Agreement” means the agreement of even date herewith in substantially the form of Exhibit C attached hereto.
     “Adverse Claim” means any lien (statutory or other), charge, security interest, mortgage, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement. For the avoidance of doubt, (a) obligations to pay participations, residuals and other contractual obligations under Guild collective bargaining agreements (including security interests related to Guild collective bargaining agreements) do not constitute Adverse Claims and (b) security interests granted to secure the payment of participations do constitute Adverse Claims.
     “Affiliate” with respect to a specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Membership Interests, as trustee or executor, by Contract or credit arrangements or otherwise.
     “Agreement” means this Membership Interest Purchase Agreement, as from time to time amended, supplemented or otherwise modified pursuant to the terms hereof.
     “Average Price” means, as of the date of determination, the average closing price of a share of LGE Common Stock on the NYSE for the twenty (20) trading days ending on (and including) the third (3rd) trading day immediately preceding the applicable date of determination. The “Average Price” as of the Closing Date is $9.4185.
     “Budget” means, with respect to a Derivative Work, the budget for production of such Derivative Work.
     “Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in Los Angeles, California.

     “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Cause,” with respect to J. Drake or Kahane, shall have the meaning for such term set forth in such Mandate Individual’s Employment Agreement; provided, however, that the expiration or other termination of such Employment Agreement shall not affect the definition of “Cause” for purposes of this Agreement.
     “Closing Price” means Nine Dollars and Thirty-One Cents ($9.31), the closing price of a share of LGE Common Stock on the NYSE on the third (3rd) trading day immediately preceding the Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Co-Financier” shall have the meaning set forth in the definition of Co-Financing Transaction.
     “Co-Financing Transaction” means, with respect to a Motion Picture, (a) transactions contemplated to create a Soft Money Benefit, or (b) a transaction pursuant to which a Person that is not Mandate, Purchaser, or any of their respective Subsidiaries or Affiliates makes an equity investment in such Motion Picture (a “Co-Financier”).
     “Commitment” means, with respect to a Person, (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other Contracts that could require such Person to issue any of its Membership Interests or to sell any Membership Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person or owned by such Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Constitutive Documents or any Contract; and (d) stock appreciation rights, phantom stock, profit participation or other similar rights with respect to such Person.
     “Competitive Business” means the business of film and/or television production, development, distribution and sales.
     “Consent” means any consent, approval, notification, registration, waiver or other similar action.
     “Constitutive Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or shareholders’ agreement or equivalent documents constituting the organization or forming of such Person, in each case as the same may from time to time be amended, supplemented or otherwise modified pursuant to the terms thereof.
     “Contingent Participation” means the 3(a) and 3(b) Contingent Participation and the Derivative Works Contingent Participation.

     “Contract” means any contract, agreement, commitment, promise, obligation, right, instrument or other similar binding understanding, arrangement, commitment, letter of intent, memorandum of understanding or heads of agreement.
     “Cost of Funds” means the amount equivalent to the aggregate interest on the Base Consideration not yet recouped, calculated using LIBOR plus Two and Three-Quarters Percent (2.75%) (compounded semi-annually) over the period of time it takes for Purchaser to recoup the Base Consideration.
     “Damages” means all damages, losses, liabilities, payments, amounts paid in settlement, obligations, fines, penalties, expenses and other costs (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors).
     “Derivative Work” means, with respect to a 3(a) Picture, all derivative works based on or derived from such 3(a) Picture for which principal photography is commenced within seven (7) years of the initial release of the applicable 3(a) Picture, and for each subsequent derivative work that, on a rolling basis, commences principal photography within seven (7) years from the initial release of the prior derivative work based on the same 3(a) Picture, or the prior derivative work(s) based thereon.
     “Derivative Works Contingent Participation” means amounts earned (if any) by the Sellers pursuant to the terms of Section 2.4 herein.
     “Direct Negative Costs” means, with respect to a Motion Picture, the aggregate sum of all Third Party out-of-pocket costs and expenses paid by Purchaser or any of its Subsidiaries or Affiliates directly related to such Motion Picture, in connection with the financing, development, production, completion and delivery of such Motion Picture, less the contribution from any Third Party equity (net of transaction costs) and Soft Money Benefits and the net amount of discounts, rebates and other reimbursements, and excluding any Overhead.
     “Disclosure Letters” means the Mandate Disclosure Letter and the Purchaser Disclosure Letter. The sections of each Disclosure Letter will be numbered to correspond to the applicable Sections of this Agreement. Each section of a Disclosure Letter shall be deemed to incorporate by reference all information disclosed in each other section of such Disclosure Letter where the nature of the exception and disclosure is reasonably apparent from the text thereof regardless of any placement of such disclosure in such Disclosure Letter or any reference to a particular section of this Agreement.
     “Dollar(s)” or “$” means United States dollar(s).
     “Domestic Territory” means the fifty (50) states of the United States of America, the District of Columbia and Puerto Rico, Canada (i.e. the ten (10) provinces, the Yukon, Northwest and Nunavuit territories of Canada, and any successor countries occupying in whole or in part the geographic territory known as Canada as of the date of this Agreement), and the respective territories, possessions and commonwealths of the United States of America and Canada (including the U.S. Virgin Islands and Guam), any territory subject to the jurisdiction of an Indian tribe or band, or Alaskan village, which is recognized by United States or Canadian federal law or formally acknowledged by a state of the United States or province of Canada, ships and aircraft registered in and/or flying the flag of the United States or Canada, marine installations including oil rigs serviced from any jurisdiction comprising part of the “Domestic Territory” as described above, military installations wherever situated at which armed forces of the United States or Canada are stationed, and any other governmental installations of the United States or Canada wherever situated throughout the universe.
     “Employment Agreements” means the employment agreements to be entered into at Closing (a) by and between LGF and Drake, substantially in the form of Exhibit A-1 attached hereto, (b) by and between LGF and Kahane, substantially in the form of Exhibit A-2 attached hereto, and (c) by and between LGF and Goldsmith, substantially in the form of Exhibit A-3 attached hereto, as each may from time to time be amended, supplemented or otherwise modified.
     “Enforceable” means, with respect to a Contract, that such Contract is the legal, valid and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.
     “Environmental, Health and Safety Requirements” means any and all applicable Orders and Laws (including, without limitation, Environmental Laws) concerning or relating to public health and safety, worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.
     “Environmental Law” means any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Body regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, each as amended and as now in effect, including, without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and the publications promulgated thereunder and all substitutions thereof.

     “Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, including economic or profits interests, and any Commitments with respect thereto, and (c) with respect to any other Person, any other equity ownership in such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with Mandate or any of its Subsidiaries or Affiliates under Section 414 (b), (c), (m) or (o) of the Code.
     “Excluded Tax Liabilities” means any Liability for Taxes (including any failure to file Tax Returns) on the net income of Mandate or any of its Subsidiaries for periods ending prior to and including the period ending on the Closing Date; provided, however, that Excluded Tax Liabilities shall not include Accrued Tax Liabilities.
     “Film Materials” means all physical elements of any Motion Picture owned or controlled by Mandate or its Affiliates, including, without limitation, all negatives, duplicate negatives, fine grain prints, soundtracks, positive prints (cutouts and trims excepted), and sound, all video formats (including PAL/NTSC), trailers, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised) soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, non-analog recordings and tapes, including without limitation, any video digital recordings and HDTV format recordings, and any and all other physical properties of every kind and nature relating to the Motion Picture in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.
     “GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied throughout the period indicated.
     “Ghost House Pictures” means Ghost House Pictures Holdings, LLC, a Delaware limited liability company and its Subsidiaries, Dark Days, LLC, GHP-3 Scarecrow, LLC, Rise Productions, LLC and New GHP, LLC.
     “Ghost House Mobile” means Ghost House Mobile, LLC, a Delaware limited liability company.
     “Ghost House Mobile Assignment” means the assignment agreement with respect to Ghost House Mobile in the form of Exhibit B attached hereto.
     “Good Reason,” with respect to J. Drake or Kahane, shall have the meaning for such term set forth in such Mandate Individual’s Employment Agreement; provided, however, that the expiration or other termination of such Employment Agreement shall not affect the definition of “Good Reason” for purposes of this Agreement.
     “Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.
     “Gross Receipts” means, with respect to a Motion Picture, all non-refundable amounts actually received by or credited to (in lieu of payment) Purchaser or its Affiliates from all sources of every kind and nature on or after the Closing Date (including amounts from the license or other exploitation of such Motion Picture’s distribution rights, soundtrack, music publishing rights, merchandising, videogame rights, commercial tie-ins and other ancillary and subsidiary rights), lab and other rebates, Soft Money Benefits to the extent not deducted in calculating Direct Negative Costs, net materials profits, AGICOA income and subsidies), in each case, without double-counting; provided, that with respect to such cash received by any such Affiliate that is not, directly or indirectly, a wholly-owned Subsidiary of Purchaser, “Gross Receipts” shall include only the amount thereof allocable to or received by Purchaser or its wholly-owned Subsidiaries; provided, further, that such amounts shall be included in Gross Receipts at such time as they are earned or are otherwise no longer subject to refund. For the avoidance of doubt, Gross Receipts includes the net benefit of true-up payments received from any Co-Financier in connection with such Motion Picture.
     “Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation; provided, however, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the Ordinary Course of Business. The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guaranty, whichever is less.
     “Guild” means the Screen Actors Guild, the Directors Guild of America, the Writers Guild of America, I.A.T.S.E. or any other trade organization, collective bargaining entity or union, domestic or foreign, which bargains on behalf of its members with third parties in order to determine wages, hours, rules, working conditions and the like.
     “Home Video Rights” means and includes the right (a) to manufacture, advertise, promote, exploit and distribute a Motion Picture on a sale, lease or rental basis directly or through licensees, in all languages, versions, and sizes, on all formats of video devices now known or hereafter known or devised, including, without limitation (i) any and all forms of videocassettes, cartridges, phonograms, tape, video discs, laser discs, 8mm recordings and any other visual or optical recording, (ii) any and all forms of DVD, DVD-ROM, and Internet access-ready DVDs, CD-I and CD-ROM, Video Compact Discs, HD-DVD, Blu-Ray, or (iii) any and all forms of computer software, or any configuration of computer software and technology, for private use by consumers by any means, whether now known or hereafter known or devised (all such devices collectively, “Videograms”) and (b) to exploit a Motion Picture by means of electronic sell-throughs, download-to-own, and computerized or computer-assisted media (it being understood that the transmission of electronic sell-throughs or download-to-own may be through an online or Internet-based method). For the avoidance of doubt, “Video-on-Demand” and “Near Video-on-Demand” exploitation rights are not Home Video Rights. “Video-On-Demand” means the transmission of a Motion Picture through any method now known or hereafter devised, including, without limitation, broadcast television signal, whether analog or digital, or via satellite, cable, telephone wire, fiber optics, cyberspace, Internet or other computerized or digital technology, on-line transmission, every sort of electronic transmission or any and all other delivery systems, to a television receiver, computer monitor or other comparable display, whereby the consumer can select the Motion Picture from a central library and whereby the consumer determines the starting time of the Motion Picture. “Near Video-On-Demand” incorporates the definition of Video-On-Demand, except that, instead of the consumer determining the starting time for viewing the Motion Picture, the consumer is able to select the starting time from viewing times determined by the provider, where the provider permits a selection of starting times not more than fifteen (15) minutes apart.
     “Indebtedness” of a Person means, without duplication: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than any portion of any trade payables), (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in an event of default are limited to repossession or sale of such property), (e) all leases which are capitalized in accordance with GAAP to which such Person is a party, (f) all obligations, contingent or otherwise, of such Person under banker’s acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person, (h) the net amount of all financial obligations of such Person in respect of any interest rate swap, hedge or cap agreement, (i) the net amount of all other financial obligations of such Person, which would be considered debt in accordance with GAAP, under any contract or other agreements to which such Person is a party, (j) all indebtedness of other Persons of the type described in clauses (a) through (i) above guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement (A) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (k) all indebtedness of the type described in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim (other than Permitted Liens) on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for payment of such indebtedness.
     “Indemnified Parties” means, individually and as a group, the Purchaser Indemnified Parties and the Seller Indemnified Parties.
     “Indemnification Agreement” means the indemnification agreement of even date herewith in substantially the form of Exhibit I attached hereto.
     “Initial Theatrical Release Date” means the initial date on which a Motion Picture is Theatrically Exhibited in the Domestic Territory.
     “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all Patent Rights; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know-how, technology, processes, designs and all documentation relating to any of the foregoing; (c) works of authorship and art in any media, and all copyrights, copyright registrations and applications therefor, and all other rights, including authors’ or moral rights, corresponding thereto throughout the universe; (d) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (e) all trademarks, service marks, trade dress, trade names, designs, logos, slogans and general intangibles of like nature, including those existing under common law and all registrations and applications therefor throughout the universe, and all goodwill associated with or symbolized by any of the foregoing; (f) all Internet domain names; (g) with respect to all of the foregoing, all rights, benefits, privileges, causes of action and remedies, including the right to bring an Action in law for infringement or other impairment of rights, benefits or privileges, including the right to receive and retain damages, proceeds or any other legal or equitable protections; and (h) any similar or equivalent rights to any of the foregoing anywhere in the universe.
     “Internal Revenue Service” means the United States Internal Revenue Service.
     “Knowledge” or “knowledge” means (a) with respect to a representation or warranty of Mandate, the actual knowledge, as of the applicable date, of any of the Mandate Individuals or officer or director of Mandate, (b) with respect to a representation or warranty of a Seller, the actual knowledge, as of the applicable date, of such Seller, and (c) with respect to a representation or warranty of Purchaser, the actual knowledge, as of the applicable date, of Jon Feltheimer, Steve Beeks, Michael Burns, Wayne Levin and Jim Keegan.

     “Law” means any applicable law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Body, each as amended and now in effect.
     “LGE” means Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia.
     “LGE Common Stock” means the common stock, no par value, of LGE.
     “LGE Credit Agreement” means that certain Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of September 25, 2000, as amended and restated as of December 15, 2003 (as the same may be further amended, supplemented or otherwise modified), by and among Lions Gate Entertainment Corp. and Purchaser as borrowers, the lenders and guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
     “LGF” means Lions Gate Films, Inc., a Delaware corporation.
     “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
     “LIBOR” means the six-month LIBOR rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one-sixteenth (1/16) of one percent (1%)) for deposits in Dollars for a period comparable to such period that appears on Telerate Page 3750 (or such page as may replace Telerate Page 3750) as of 11:00 AM (London time) on the LIBOR Determination Date for such period. If such rate does not appear on Telerate Page 3750 (or such page as may replace Telerate Page 3750) as of 11:00 AM (London time) on the LIBOR Determination Date for such period, the LIBOR will be the arithmetic mean of the offered rates (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one-sixteenth (1/16) of one percent (1%)) for deposits in Dollars for a period comparable to such period that appears on the Reuters Screen LIBOR Page as of 11:00 AM (London time) on the LIBOR Determination Date for such period, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of 11:00 AM (London time) on any such date, Purchaser will request the principal London office of any four (4) major reference banks in the London interbank market to provide such bank’s offered quotation (expressed as a percentage per annum rounded upwards, in necessary, to the nearest one sixteenth (1/16) of one percent (1%)) to prime banks in the London interbank market for deposits in Dollars for a period comparable to such period as of 11:00 AM (London time) on such date for amounts comparable to such period (if available). If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Purchaser will request any three (3) major banks in New York City to provide such bank’s rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for loans in Dollars to leading European banks for a period comparable to such period as of approximately 11:00 AM (New York City time) on the first day of such period for comparable amounts. If at least two such rates are so provided, LIBOR will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR will be the rate provided. If no such rate is provided, LIBOR for such period will be the LIBOR in effect for the prior interest period. In respect of any period for which deposits of the comparable period do not appear on the relevant electronic screen display, LIBOR shall be determined through the use of a straight-line interpolation by reference to two rates calculated in accordance with the preceding sentences, one of which rates shall be determined as if the maturity of the applicable deposits referred to therein were the period of time for which rates are available next shorter than the period and the other of which rates shall be determined as if the maturity of the applicable deposits referred to therein were the period of time for which rates are available next longer than the period.
     “Mandate Individuals” means J. Drake, Kahane and Goldsmith.
     “Mandate Intellectual Property” means any Intellectual Property that is owned by, or licensed by a Third Party to, Mandate or any of its Subsidiaries, including the Mandate Registered Intellectual Property. For the avoidance of doubt, the term Mandate Intellectual Property shall not include any Intellectual Property with respect to Motion Pictures for which Mandate renders sales agency services and which Mandate does not otherwise own or license.
     “Mandate Licensed Pictures” means “Juno”, “30 Days of Night” and “Within” (a/k/a “Cavern”).
     “Mandate Material Adverse Effect” means any changes, effects or conditions that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of Mandate and its Subsidiaries, taken as a whole, or (b) the ability of Mandate and the Sellers to consummate the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that any such change, effect or condition arising out of or relating to any change or development (i) applicable to the entertainment or media industry generally or (ii) resulting from the entry into, consummation or announcement of this Agreement or the transactions contemplated hereby (including the effect of any actions with respect to any of the transactions contemplated hereby permitted to be taken in accordance with the terms of this Agreement), or performance of a party’s obligations hereunder or contemplated hereby in accordance with the terms hereof shall not constitute a “Mandate Material Adverse Effect.”
     “Mandate Motion Pictures” means the Mandate Produced Pictures and the Mandate Licensed Pictures.
     “Mandate Produced Pictures” means “The Grudge 2,” “Stranger Than Fiction”, “Rise,” “Mr. Magorium’s Wonder Emporium,” “Boogeyman 2,” “Passengers,” “Horsemen”, “Harold and Kumar 2” and “Messengers” (a/k/a “Scarecrow” and f/k/a “The Untitled Pang Brothers Project).
     “Mandate Registered Intellectual Property” means all of the following types of United States, international and foreign Intellectual Property owned by Mandate or its Subsidiaries: (a) patents and design or utility patent applications, and all reissues, divisions, extensions, provisionals, continuations and continuations-in-part thereof; (b) registered trademarks, service marks, designs, logos, slogans and general intangibles of like nature, applications (including intent-to-use applications) to register trademarks, service marks, designs, logos, slogans and general intangibles of like nature and all goodwill associated with or symbolized by any of the foregoing; (c) registered Internet domain names and applications to register Internet domain names; and (d) registered copyrights and applications for copyright registration.
     “Mandate Registered Trademark” means the following mark:

Country	Mark	Class	Reg. No. / Reg. Date
U.S.A.	Ghost House Pictures	41	2,940,795/4/12/2005
     “Motion Picture” means pictures of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, optical, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics other than video games. For the avoidance of doubt, Motion Picture includes all audio-visual works made for theatrical, video or television or any other means of exploitation now known or hereafter devised that are used for purposes of viewing such audio-visual works in a linear manner, including all merchandising and licensing items based thereon (including video games).
     “Natixis Facility” means the Credit and Security Agreement dated as of December 19, 2006, as amended, by and among MH Funding, LLC, as borrower, Natixis, as agent and lender, and CIT Lending Services Corporation, as lender, and the various agreements and ancillary instruments contemplated thereby.
     “Net Profits” means, with respect to a Motion Picture, Gross Receipts for such Motion Picture, less the actual out-of-pocket Third Party costs and expenses paid or incurred by Purchaser or its Affiliates (provided, that with respect to such Third Party costs and expenses paid or incurred by any Affiliate that is not, directly or indirectly, a wholly-owned Subsidiary of Purchaser, the calculation of “Net Profits” shall include only the amount thereof payable by Purchaser or its wholly-owned Subsidiaries) net of all discounts, rebates, allowances and insurance recoveries, taking into account all Soft Money Benefits, and without any overhead, supervisory fees or distribution fees, in each case with respect to such Motion Picture. For the purpose of calculating “Net Profits” for this Agreement, one hundred percent (100%) of revenue and one hundred percent of (100%) of expenses from exploitation of Home Video Rights shall be included on a rolling basis.
     “NYSE” means the New York Stock Exchange, or its successor.
     “Online Data Room” means the online data room established for this transaction by Mandate at www.merrillcorp.com, as updated as of the calendar day immediately preceding the Closing.

     “Open to the General Public” means, in the case of a Motion Picture, being Theatrically Exhibited on screens in a walk-in theater and open to the general public on a regularly scheduled basis where a fee is charged for admission to view such Motion Picture (excluding previews, premieres, festivals, charitable screenings, test-market screenings, screenings for Academy Award consideration, Theatrical Exhibition for Academy Award qualification, and other similar special exhibitions of such Motion Picture).
     “Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body, arbitrator or mediator.
     “Ordinary Course of Business” means, with respect to a Person, the ordinary course of business consistent with past practice of such Person and its Subsidiaries.
     “Outstanding Claim” means the amount of any indemnification claim in Dollars made in good faith by any Purchaser Indemnified Party pursuant to Article 8 which shall be outstanding and unresolved, or resolved in whole or in part in favor of the Purchaser Indemnified Party but not yet paid.
     “Overhead” means all overhead expenses, including employee salaries, utility costs, office rent, equipment costs, travel and entertainment expenses, corporate insurance premiums and similar items customarily characterized as overhead.
     “Overhead Cap” means, from and after the Closing Date, an annual cap on Overhead in the aggregate amount of [REDACTED]; provided, that (a) J. Drake’s salary and bonuses, (b) any bonuses paid to employees of Mandate and/or its Subsidiaries for work done on projects of LGE or its Subsidiaries (other than Mandate and/or its Subsidiaries), and (c) the value of any cash or stock options (or restricted stock units or other equity interests) paid by Purchaser or its Affiliates to any employee of Mandate and/or its Subsidiaries as part of Purchaser’s discretionary bonus compensation plan from and after the Closing Date as well as the value of any such items paid to J. Drake under the Employment Agreement shall not be counted towards the foregoing annual Overhead Cap; provided, further, that, (i) for the period from the Closing Date through December 31, 2007, the foregoing Overhead Cap amount shall be prorated and (ii) all severance and termination pay (including accrued vacation) made to employees of Mandate and/or its Subsidiaries terminated during the period from the Closing Date through June 30, 2008 in connection with the post-Closing integration of Purchaser and Mandate shall not be counted towards the foregoing annual Overhead Cap.
     “Patent Rights” means all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.
     “Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation or other similar authorization required by any Law or Governmental Body.
     “Permitted Liens” means Adverse Claims:

     (a) for Taxes not yet due and payable;
     (b) for statutory liens in favor of film laboratories;
     (c) for mechanics and materialmen’s liens, provided that if Mandate or any of its Subsidiaries is aware of such liens, they are reflected in the Financial Statements (to the extent then outstanding);
     (d) for deposits under worker’s compensation and unemployment insurance;
     (e) arising in the ordinary course of production of a Motion Picture (including Adverse Claims in favor of Guilds and production lenders and including completion guarantors);
     (f) created under or in connection with any distribution agreement entered into with a distributor or subdistributor in the ordinary course of business in connection with the distribution, subdistribution or exploitation of a Motion Picture;
     (g) created pursuant to the terms of any government tax incentive agreement or similar Soft-Money Benefit transaction;
     (h) in favor of a Co-Financier (it being understood that a production lender is not a Co-Financier) of a Motion Picture to secure the payment of amounts due to such Co-Financier in connection with such Motion Picture; provided however that such Adverse Claims are subject to a customary inter-party agreement with such Co-Financier; and
     (i) arising under or in connection with the Natixis Facility or otherwise set forth in Schedule 1.1(a) attached hereto or imposed by Purchaser or LGE;
     provided, however, that with respect to Derivative Works, “Permitted Liens” means only the Adverse Claims referenced in clauses (a), (b) and (c) above, Adverse Claims in favor of Guilds, and the Adverse Claims set forth on Schedule 1.1(b) attached hereto.
     “Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, trustee, entity, joint venture, labor organization, unincorporated organization, Governmental Body, executor, administrator or other legal representative.
     “Purchaser Indemnified Parties” means Purchaser, its Subsidiaries and Affiliates (including, without limitation, Mandate and its Subsidiaries after the Closing) and their respective officers, directors, managers, stockholders, members, partners, employees, agents and representatives.
     “Purchaser Material Adverse Effect” means any changes, effects or conditions that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of LGE and its Subsidiaries, taken as a whole, or (b) the ability of Purchaser or LGE, as applicable, to consummate the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that any such change, effect or condition arising out of or relating to any change or development (i) applicable to the entertainment or media industry generally or (ii) resulting from the entry into, consummation or announcement of this Agreement or the transactions contemplated hereby (including the effect of any actions with respect to any of the transactions contemplated hereby permitted to be taken in accordance with the terms of this Agreement), or performance of a party’s obligations hereunder or contemplated hereby in accordance with the terms hereof shall not constitute a “Purchaser Material Adverse Effect.”
     “Records” means all of a Person’s books, records, files, documents and agreements, whether in tangible, electronic or digital media or any other medium.
     “Registration Rights Agreement” means the registration rights agreement to be entered into at Closing by and among Purchaser and the Sellers, substantially in the form of Exhibit D attached hereto.
     “Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for thirty (30)-day notice to the PBGC has been waived under applicable regulations.
     “Restrictive Term” means, with respect to J. Drake or Kahane, the period commencing with the Closing and ending on the three (3)-year anniversary of the Closing Date; provided that, with respect to either such Mandate Individual, the Restrictive Term shall be deemed terminated earlier as follows:
     (a) in the event that such Mandate Individual ceases to be employed by LGE or its Affiliates as a result of a termination by such Mandate Individual without Good Reason, the Restrictive Term with respect to such Mandate Individual shall terminate on the three (3)-year anniversary of the Closing Date;
     (b) in the event that such Mandate Individual ceases to be employed by LGE or its Affiliates as a result of a termination for Cause, the Restrictive Term with respect to such Mandate Individual shall terminate on the two (2)-year anniversary of the Closing Date; or
     (c) in the event that such Mandate Individual ceases to be employed by LGE or its Affiliates as a result of a termination without Cause or for Good Reason before the three (3)-year anniversary of the Closing Date, the Restrictive Term with respect to such Mandate Individual shall terminate on the date of such termination of employment.
     Notwithstanding anything contained in this Agreement to the contrary, the expiration or termination of a Restrictive Term with respect to a Mandate Individual shall not affect any rights or obligations of Purchaser or its Affiliates under the Employment Agreement with such Mandate Individual, if any.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Accounts” means the accounts designated in writing by the Sellers to Purchaser at least two (2) Business Days prior to either the Closing Date or the applicable payment date, as applicable.

     “Seller Indemnified Parties” means the Sellers and their Affiliates and their respective officers, directors, managers, stockholders, members, partners, employees, agents and representatives.
     “Seller Material Adverse Effect” means, with respect to a Seller, any changes, effects or conditions that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
     “Share Security Interest” means any Adverse Claim, other than those arising under applicable securities Laws and those imposed by Purchaser.
     “Sharing Percentage” means [REDACTED] for the Drake Family Trust, [REDACTED] for Kahane, and [REDACTED] for Goldsmith.
     “Soft-Money Benefit” means (a) the net benefit to Purchaser or its Subsidiaries of labor-based or content-based tax rebates, tax credits, traditional sale/leaseback transactions, German tax fund, S. African tax fund or similar programs, and excludes (b) Purchaser’s recent Goldman Sachs slate financing transaction or similar slate financing transactions, securitizations, interest gains on low cost or no interest loans and corporate financings; provided that, for purposes of clarification, any equity investment in Motion Pictures contemplated by Purchaser’s recent SGF financing transaction shall not be a Soft-Money Benefit and shall not be a Gross Receipt but shall be deemed to reduce Direct Negative Costs.
     “Specified Rights” means the right to receive fees with respect to the Motion Pictures “Boogeyman” and “The Grudge” under the following Contracts: (a) the “Boogeyman” and “The Grudge” Payment Instruction and Commissions/Derivative Works Payments Agreement dated December 29, 2004, with effect from August 1, 2004, by and among PBNJ Holdings, LLC (now Mandate Holdings, LLC), The Rights Holding, Co., Bodyguard Pictures, LLC, GHP1-Boogeyman, LLC, GHP2-Grudge, LLC, Sam Raimi and Rob Tapert, (b) the Memorandum dated June 18, 2002 from Senator International, Inc. to Sam Raimi and Rob Tapert, (c) the Amendment to the Memorandum of Bodyguard Pictures, LLC dated as of December 29, 2004, with effect from August 1, 2004, by and among The Rights Holding, Co., PBNJ Holdings, LLC (now Mandate Holdings, LLC), Sam Raimi and Rob Tapert, (d) the Operating Agreement of Ghost House Pictures, LLC (now Bodyguard Pictures, LLC) effective as of July 25, 2003 by and among Senator International, Inc., Sam Raimi and Rob Tapert, and (e) the Amendment to the Limited Liability Company Operating Agreement of Bodyguard Pictures, LLC dated as of December 29, 2004, with effect from August 1, 2004, by and among Sam Raimi, Rob Tapert, The Rights Holding, Co. and PBNJ Holdings, LLC (now Mandate Holdings, LLC).
     “Subsidiary” means, with respect to a Person, (a) any other Person that is a corporation of which at least fifty percent (50%) of the total voting power of all classes of the common stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person, directly or through one or more other Subsidiaries of such Person, and (b) any other Person (other than a corporation) of which at least fifty percent (50%) of the total voting power of all classes of the common Equity Interests (however designated, but on an as-converted basis) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person. Notwithstanding the foregoing, (i) B And G Derivatives Holdings, LLC, GHP-4-Grudge 2, LLC and GHP-5-Boogeyman 2, LLC shall each be deemed a Subsidiary of Mandate and (ii) Stupid Zebra, LLC shall not be a Subsidiary of Mandate (or any of its Subsidiaries).
     “Tax” or “Taxes” refers to any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and liabilities relating to Taxes, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity. For purposes of this definition, the term “Tax” or “Taxes,” when used in reference to Mandate’s tax obligations, shall also include those amounts paid by Mandate to third parties for which Mandate is, under applicable local Laws, a withholding agent.
     “Tax Return” means any federal, state, local and foreign returns, estimates, information statements, reports, declarations, an all other filings relating to Taxes required to be submitted to a Governmental Body in connection with Taxes (including any attachment or schedule thereto or any amendment thereof), including any claim for refund, declaration of any estimated Tax and combined or consolidated return for any group of entities.
     “Theatrical Exhibition” or “Theatrically Exhibited” means, with respect to a Motion Picture, the commercial exhibition of such Motion Picture using any form of Motion Picture copy by any process now known or hereafter devised in walk-in or drive-in theaters Open to the General Public.
     “Third Party” means a Person unaffiliated with any of the Parties.
     “Third Party Licenses” means all Contracts entered into between Mandate, a Subsidiary of Mandate, or Stupid Zebra, LLC, on the one hand, and one or more Persons, on the other hand, pursuant to which such Persons acquired or were licensed rights in Motion Pictures or Intellectual Property (including Mandate Registered Intellectual Property or Mandate Intellectual Property).
     “Transaction Documents” means this Agreement, the Employment Agreements, the Registration Rights Agreement, the Additional Agreement, the Indemnification Agreement, the Instruments of Assignment, and the Spousal Consents.
     “Transactions” means the transactions contemplated under the Transaction Documents.
     “Transfer Taxes” means any charge or duty imposed, assessed or levied on the transfer or disposition of tangible, intangible, real or personal property including but not limited to documentary, sales, use, registration, value-added, stamp, recording and other such Taxes which are similar in nature as the aforementioned.

     “Treasury Regulations” means the proposed, temporary and final regulations promulgated under Title 26 of the Internal Revenue Code.
     1.2 Definition Cross-References. The following defined terms used in this Agreement and not defined in Section 1.1 are defined in the corresponding Sections of this Agreement:

Term	Section
[REDACTED] DW Gross Receipts Amount	2.4(a)(ii)(A)
[REDACTED] Retained Rights Receipts Amount	2.4(b)(iii)(A)
3(a) Contingent Participation	2.3(a)
3(a) Contingent Payment Period	2.3(a)
3(b) Contingent Participation	2.3(b)
3(b) Contingent Payment Period	2.3(b)
2006 Tax Returns	5.1(d)(i)
2006 Tax Return Arbitration	5.1(d)(i)
2006 Tax Year	5.1(d)(ii)
2007 Stub Tax Period	5.1(d)(ii)
2007 Stub Period Tax Return Arbitration	5.1(d)(ii)
2007 Stub Period Tax Returns	5.1(d)(ii)
2007 Tax Distribution	5.5(a)
Actual 2007 Stub Period Taxable Income	5.5(b)
Affiliated Person	3.18
Arbitration Notice	9.15(b)
Audited Financial Statements	3.4(a)
Base Consideration	2.2(a)
Closing	2.5
Closing Consideration	2.2(a)(i)
Closing Date	2.5
Contingent Participation Hurdle	2.3(c)
Contingent Producer Fee	2.4(a)(ii)
Dispute	9.15
Drake Family Trust Indemnity Holdback Shares	2.2(b)
Drake Family Trust Regular Holdback Shares	2.2(b)
Estimated 2007 Stub Taxable Income	5.5(b)
Excluded Contracts	3.12(c)
Financial Statements	3.4(a)
Fixed Producer Fee	2.4(a)(i)
Fundamental Claims	8.4(c)
Fundamental Representations	8.1
Goldsmith Indemnity Holdback Shares	2.2(b)
Goldsmith Trust Regular Holdback Shares	2.2(b)
Guaranty Holdback Shares	2.2(a)(ii)
Holdback Consideration	2.2(a)(ii)
Holdback Shares	2.2(a)(ii)
Indemnification Notice	8.4(a)
Indemnifying Party	8.5
Indemnity Basket	8.6(c)
Indemnity Deductible	8.6(c)
Indemnity Holdback Sharing Percentage	8.4(b)(i)
Instruments of Assignment	2.6(a)(i)
Kahane Indemnity Holdback Shares	2.2(b)
Kahane Regular Holdback Shares	2.2(b)
LGE Secretary’s Certificate	2.6(b)(iii)(B)

Term	Section
LGE Stock	4.1(f)(ii)
JAMS	9.15(b)
Leases	3.9
Mandate	Preamble
Mandate COO’s Certificate	2.6(a)(ii)
Mandate Disclosure Letter	ARTICLE 3
Mandate Employees	3.16(a)
Mandate Membership Interests	Recitals
Mandate Releasor	5.6(b)
Mandate Representative	2.10(a)
Material Contract	3.12(a)
Mandate Permits	3.7
Noncompetition Covenants	5.2(a)
Parties	Preamble
Plans	3.16(a)
Potential Claims	8.2(a)(v)
Purchase Price	5.1
Purchaser	Preamble
Purchaser Covered Persons	5.6(a)
Purchaser Disclosure Letter	4.2
Purchaser Secretary’s Certificate	2.6(b)(iii)(A)
Reference Date	3.5
Regular Holdback Shares	2.2(a)(ii)
Releases	5.6(c)
Reports	4.2(f)
Resolved Amount	8.4(a)
Resolved Claim Notice	8.4(a)
Retained Distribution Rights	2.4(b)(iii)
Rights Consideration	2.4(b)(i)
S-3 Registration Statement Supplement	2.9
SEC	2.9
Seller Releasor	5.6(a)
Sellers	Preamble
Seller Covered Persons	5.6(b)
Sellers’ Indemnification Cap	8.6(a)
Spousal Consent	4.1(a)
Straddle Period	5.1(g)(iv)
Studio Co-Financing Amount	2.4(c)
Studio Co-Financing Producer Fee	2.4(c)(i)
Studio Shared Pot Co-Financing	2.4(c)
Tax Claim	5.1(g)
Third Party Claim	8.5
Third Party Disposition	2.4(b)(i)
True Cash Breakeven	2.4(a)(ii)
Unaudited Financial Statements	3.4(a)
Unobjected Amount	8.4(a)
     1.3 Computation of Time Periods.
     Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including”, and the words “to” and “until” each mean “to but excluding.”

     1.4 Accounting Terms / Ratios.
     (a) Except as otherwise expressly provided herein, all accounting terms not defined herein shall be construed in accordance with GAAP.
     (b) All calculations of financial ratios hereunder shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater, and rounded down if otherwise.
     (c) All currency amounts are in Dollars unless expressly stated in a different currency.
     1.5 Rules of Construction. Unless the context otherwise clearly requires:
     (a) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
     (b) the singular includes the plural and the plural includes the singular;
     (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
     (d) “or” is not exclusive;
     (e) the word “shall” shall be construed to have the same meaning and effect as the word “will”, and vice versa;
     (f) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modification set forth herein);
     (g) any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and permitted assigns or such Person’s successors in such capacity, as the case may be;
     (h) any reference to any Law herein shall be construed as referring to such Law as from time to time amended;
     (i) any reference to “out of pocket expenses” shall mean “actual, direct, third-party out of pocket expenses”; and
     (j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, clause or other subdivision.

ARTICLE 2
TRANSACTIONS AND CLOSING
     2.1 Purchase and Sale of Mandate Membership Interests. On the terms and subject to the conditions of this Agreement, on the Closing Date, each Seller shall transfer, sell and deliver to Purchaser all of the Mandate Membership Interests owned beneficially or of record by such Seller, which Mandate Membership Interests collectively constitute all of the Equity Interests of Mandate.
     2.2 Base Consideration.
     (a) Amount of Base Consideration. In consideration for the Mandate Membership Interests, Purchaser shall pay to the Sellers (in addition to the other amounts payable pursuant to Section 2.3 and Section 2.4) an aggregate amount equal to Fifty-Six Million Three Hundred Twenty-Four Thousand Two Hundred Sixty-Seven Dollars ($56,324,267) (the “Base Consideration”), which amount shall be allocated among the Sellers in accordance with each Seller’s respective Sharing Percentage. The Base Consideration shall be payable by Purchaser (provided, that to the extent any Base Consideration is payable in shares of LGE Common Stock, LGE shall issue and deliver such Base Consideration on Purchaser’s behalf) as follows:
     (i) Forty-Four Million Three Hundred Twenty-Four Thousand Two Hundred Sixty-Seven Dollars ($44,324,267) shall be payable at Closing in the form of cash by wire transfer of immediately available U.S. funds to the Seller Accounts (collectively, the “Closing Consideration”); provided that $1.5 million of the Closing Consideration shall instead be paid one-third to each of the Sellers instead of in accordance with their respective Sharing Percentages;
     (ii) Twelve Million Dollars ($12,000,000) payable in the form of shares of LGE Common Stock (the number of shares to be determined in accordance with Section 2.2(b)), which shares shall be issued and delivered as provided in Section 2.8, but subject to Article 8 (collectively, the “Holdback Consideration” or the “Holdback Shares”). Of the Holdback Shares, shares representing Five Million Dollars ($5,000,000) at Closing shall constitute “Indemnity Holdback Shares” and shares representing Seven Million Dollars ($7,000,000) at Closing shall constitute “Regular Holdback Shares.”
     (b) Determination of Number of Shares of LGE Common Stock Issuable as Part of Base Consideration. The number of Indemnity Holdback Shares to be issued to the Drake Family Trust (the “Drake Family Trust Indemnity Holdback Shares”) shall be determined by multiplying (x) Five Million Dollars ($5,000,000) by (y) the Drake Family Trust’s Sharing Percentage and dividing the result by (z) the lesser of (1) the Average Price as of the Closing and (2) the Closing Price (calculated to be [$5,000,000 x .60]/$9.31=322,234 Drake Family Trust Indemnity Holdback Shares). The number of Indemnity Holdback Shares to be issued to Kahane and Goldsmith (as applicable, the “Kahane Indemnity Holdback Shares” or the “Goldsmith Indemnity Holdback Shares”) shall be determined by multiplying (A) Five Million Dollars ($5,000,000) by (B) such

Seller’s Sharing Percentage and dividing the result by (C) the Average Price as of the Closing (calculated to be [$5,000,000 x .25]/$9.4185=132,718 Kahane Indemnity Holdback Shares; [$5,000,000 x .15]/$9.4185=79,631 Goldsmith Indemnity Holdback Shares). The number of Regular Holdback Shares to be issued to the Drake Family Trust (the “Drake Family Trust Regular Holdback Shares”) shall be determined by multiplying (X) Seven Million Dollars ($7,000,000) by (Y) the Drake Family Trust’s Sharing Percentage and dividing the result by (Z) the lesser of (1) the Average Price as of the Closing and (2) the Closing Price (calculated to be [$7,000,000 x .60]/$9.31=451,128 Drake Family Trust Regular Holdback Shares). The number of Regular Holdback Shares to be issued to Kahane and Goldsmith (as applicable, the “Kahane Regular Holdback Shares” or the “Goldsmith Regular Holdback Shares”) shall be determined by multiplying (xx) Seven Million Dollars ($7,000,000) by (yy) such Seller’s Sharing Percentage and dividing the result by (zz) the Average Price as of the Closing (calculated to be [$7,000,000 x .25]/$9.4185=185,805 Kahane Regular Holdback Shares; [$7,000,000 x .15]/$9.4185=111,483 Goldsmith Regular Holdback Shares).
     2.3 3(a) and 3(b) Contingent Participation. The Sellers shall be entitled to receive from Purchaser certain contingent participation amounts on the terms and conditions set forth in this Section 2.3.
     (a) 3(a) Contingent Participation. Subject to Section 2.3(c), from and after the Closing Date, with respect to each 3(a) Picture, for the longer of (i) five (5) years from and after the Closing Date, and (ii) a period of five (5) years from and after the Initial Theatrical Release Date of the applicable 3(a) Picture (as applicable, the “3(a) Contingent Payment Period”), Purchaser shall pay the Sellers (in accordance with each Seller’s respective Sharing Percentage) an aggregate amount equal [REDACTED] of the 3(a) Amounts derived from the exploitation of 3(a) Pictures (i.e. on a cross-collateralized basis) during the 3(a) Contingent Payment Period (the “3(a) Contingent Participation”); provided, however, 3(a) Contingent Participation payable by Purchaser to the Sellers shall not exceed [REDACTED] in the aggregate. Purchaser shall pay any 3(a) Contingent Participation to the Sellers within ten (10) Business Days after the closing of Purchaser’s books with respect to the fiscal quarter in which it is determined that the Contingent Participation Hurdle has been reached, and thereafter, on a quarterly basis, within ten (10) Business Days after the closing of Purchaser’s books with respect to each fiscal quarter.
     (b) 3(b) Contingent Participation. Subject to Section 2.3(c), from and after the Closing Date, with respect to each 3(b) Picture for which principal photography commences within five (5) years after the Closing Date, for a period of ten (10) years from and after the Initial Theatrical Release Date of the applicable 3(b) Picture (as applicable, the “3(b) Contingent Payment Period”), Purchaser shall pay the Sellers (in accordance with each Seller’s respective Sharing Percentage) an aggregate amount equal to [REDACTED] of the 3(b) Amounts, on a 3(b) Picture Group by 3(b) Picture Group basis, derived from the exploitation of the 3(b) Pictures in each 3(b) Picture Group during the 3(b) Contingent Payment Period (the “3(b) Contingent Participation”). Purchaser shall pay any 3(b) Contingent Participation to the Sellers within ten (10) Business Days after the closing of Purchaser’s books with respect to the fiscal quarter in which it is determined that the Contingent Participation Hurdle has been reached, and thereafter, on a quarterly basis, within ten (10) Business Days after the closing of Purchaser’s books with respect to each fiscal quarter.
     (c) Contingent Participation Hurdle. Notwithstanding anything to the contrary contained herein, the Sellers shall not be entitled to receive, and Purchaser shall have no obligation to pay, any 3(a) and 3(b) Contingent Participation unless and until such time as the aggregate amount of any 3(a) and 3(b) Contingent Participation and Derivative Works Contingent Participation earned by the Sellers exceeds the sum of (i) the Base Consideration, (ii) the Cost of Funds and (iii) the one-time cost of the D&O and EPLI insurance tail coverage paid by Purchaser pursuant to Section 5.8 (the “Contingent Participation Hurdle”), and in such event the aggregate amount of any 3(a) and 3(b) Contingent Participation payable to the Sellers shall be net of the Contingent Participation Hurdle amount. For clarification, as an example, if the aggregate amount of 3(a) and 3(b) Contingent Participation is [REDACTED], and assuming for purposes of this example there is no Cost of Funds or any Derivative Works Contingent Participation payable to the Sellers, then the aggregate amount payable to the Sellers as 3(a) and 3(b) Contingent Participation shall be [REDACTED]. So long as the Sellers are entitled to earn amounts under Section 2.3 or Section 2.4, Purchaser shall report to the Sellers, on a quarterly basis, within ten (10) Business Days after the closing of Purchaser’s books with respect to each fiscal quarter, the amount of 3(a) and 3(b) Contingent Participation and Derivative Works Contingent Participation earned during such quarter, with reasonable supporting documentation.
     (d) Monetization at Sellers’ Request. The Sellers (as a group and not individually, as exercised by the Mandate Representative on their behalf) may, with respect to one or more 3(a) Picture(s), demand during the six (6) month period after the end of the 3(a) Contingent Payment Period applicable to such 3(a) Pictures(s) that Purchaser enter into one (1) or more monetization transactions (i.e., a transaction where the present value of the Sellers’ share of projected future income stream represented by such contingent compensation with respect to such 3(a) Picture(s) is monetized, whether by loan, sale, factoring or otherwise) allowing the Sellers to receive the net present value of any 3(a) Contingent Participation that may be payable to the Sellers with respect to such 3(a) Pictures) during the five (5) year period immediately following the end of the 3(a) Contingent Payment Period as if the 3(a) Contingent Period was extended for an additional five (5) years. All valuation of receivables and all net present value calculations for any such monetization transaction shall be subject to Purchaser’s review and prior approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary, any such monetization transactions undertaken at the request of the Sellers shall not cover any portion of Purchaser’s receipts without Purchaser’s written consent and all costs, fees and expenses related to or arising from such monetization transactions (including, without limitation, all costs, fees and legal expenses of Purchaser and/or Mandate and its Subsidiaries and Affiliates) shall be borne solely and directly by the Sellers and not paid from the monetization proceeds.
     2.4 Derivative Works. Subject to Section 2.4(d) below:

     (a) Producer Fees. From and after the date on which the Contingent Participation Hurdle has been reached after the Closing Date, with respect to each Derivative Work produced by Purchaser, Purchaser shall pay the Sellers (in accordance with each Seller’s respective Sharing Percentage) the following amounts:
     (i) a producer fee, payable in cash, equal to [REDACTED] of the Budget (excluding financing costs, contingency, third party completion guarantee costs, and other customary exclusions) for such Derivative Work (the “Fixed Producer Fee”); provided, that, for any Derivative Work that is a direct-to-video production, the minimum Fixed Producer Fee shall be [REDACTED]; and
     (ii) a contingent producer fee, payable in cash (the “Contingent Producer Fee”), equal to the greater of:
(A)	[REDACTED] of the Gross Receipts derived from such Derivative Work after True-Cash Breakeven (the “[REDACTED] DW Gross Receipts Amount”) against the Fixed Producer Fee; and

(B)	[REDACTED] of the Net Profits for such Derivative Picture as if such Derivative Picture were treated as a 3(b) Picture and after giving effect to crossing with other 3(b) Pictures.
For purposes of this Agreement, “True-Cash Breakeven” means the point at which the Gross Receipts equals the actual out-of-pocket Third Party costs and expenses incurred by Purchaser or its Affiliates (provided that, with respect to such Third Party costs and expenses incurred by any Affiliate that is not, directly or indirectly, a wholly-owned Subsidiary of Purchaser, the calculation of “True-Cash Breakeven” shall include only the amount thereof allocable to Purchaser or its wholly-owned Subsidiaries), net of all discounts, rebates, allowances and insurance recoveries, taking into account all Soft Money Benefits, and without any overhead, supervisory fees or distribution fees. For the purpose of calculating True-Cash Breakeven for this Agreement, one hundred percent (100%) of revenue and one hundred percent of (100%) of expenses from exploitation of Home Video Rights to the applicable Derivative Work shall be included on a rolling basis; provided, however, that for the purposes of calculating the [REDACTED] DW Gross Receipts Amount, revenue from exploitation of Home Video Rights to such Derivative Work shall be included assuming a [REDACTED] royalty rate, and no distribution fees or expenses associated with exploitation of Home Video Rights shall be deducted.
For purposes of clarification, Home Video Rights for all purposes of the calculation of expenses for True-Cash Breakeven, the [REDACTED] DW Gross Receipts Amount and the [REDACTED] Retained Rights Receipts Amount in this Section 2.4 shall be subject to a reasonable reserve for video returns not to exceed [REDACTED], and in any event, liquidated within twelve (12) months, if Purchaser is the distributor of such Derivative Work.

     (b) Third Party Disposition. From and after the Closing Date:
     (i) For all Derivative Works which are produced under arms-length arrangements containing reasonable and customary industry terms with a Third Party pursuant to which such Third Party acquires all rights (a “Third Party Disposition”) (other than transfers for the accommodation of purely financial financing structures such as the Goldman Sachs slate financing deal, sale leaseback transactions, negative pickup financings, and German Tax funds which will be treated as productions subject to the provisions of Section 2.4(a) above in all respects) and such Third Party provides for (or arranges) production financing and pays Purchaser (and Purchaser actually receives) as consideration either guaranteed or contingent amounts or both (such amounts, “Rights Consideration”), Purchaser shall remit to the Sellers (in accordance with each Seller’s respective Sharing Percentage) an aggregate amount equal to [REDACTED] of all such Rights Consideration (it being understood that the aggregate Rights Consideration before calculation of the Sellers’ [REDACTED] share shall be net of any actual direct Third Party costs incurred by Purchaser in the development of and not otherwise reimbursed with respect to the applicable Derivative Work, if any).
     (ii) For all such Derivative Works, Purchaser shall require the Third Party to include in the Budget for the applicable Derivative Work the Fixed Producer Fee, and Purchaser shall remit to the Sellers (in accordance with each Seller’s respective Sharing Percentage) an aggregate amount equal to [REDACTED] of all such Fixed Producer Fees actually received by Purchaser and [REDACTED] of all other amounts received by Purchaser (it being understood that the aggregate amount before calculation of the Sellers’ [REDACTED] share shall be net of any actual direct Third Party costs incurred by Purchaser in the development of and not otherwise reimbursed with respect to the applicable Derivative Work, if any).
     (iii) For any Derivative Work produced under an arrangement with a Third Party for which Purchaser retains rights in some but not all territories (“Retained Distribution Rights”), then with respect to Gross Receipts received by Purchaser from direct distribution of such Retained Distribution Rights, Purchaser shall pay to the Sellers (in accordance with each Seller’s respective Sharing Percentage) an aggregate amount equal to the greater of:
(A)	[REDACTED] of Purchaser’s Gross Receipts from the Retained Distribution Rights after True-Cash Breakeven (taking into account only Purchaser’s costs and expenses relating to the Retained Distribution Rights calculated on a rolling basis and without a distribution fee) (“[REDACTED] Retained Rights Receipts Amount”), after recouping the Sellers’ [REDACTED] share of the Fixed Producer Fee (by way of example, if the Fixed Producer Fee is [REDACTED] and the [REDACTED] Retained

Rights Receipts Amount is [REDACTED], then the Sellers would be entitled to [REDACTED] of the Fixed Producer Fee or [REDACTED] plus an additional [REDACTED] of the [REDACTED] Retained Rights Receipts Amount for a total of [REDACTED]); and

(B)	[REDACTED] of the Net Profits derived from exploitation of such Retained Distribution Rights after giving effect to the crossing with other 3(b) Pictures;
For the purposes of calculating the [REDACTED] Retained Rights Receipts Amount for this Section 2.4(b), (x) one hundred percent (100%) of all receipts from exploitation of the Retained Distribution Rights (other than exploitation of Home Video Rights) to such Derivative Work shall be included, (y) receipts from the exploitation of Home Video Rights to such Derivative Work shall be included assuming a [REDACTED] royalty rate, and (z) all out-of-pocket costs incurred with respect to such Retained Distribution Rights (other than costs and expenses incurred for Home Video Rights) on a rolling basis shall be included.
In the event that Purchaser licenses the Retained Distribution Rights to a Third Party for distribution in a territory, then Purchaser’s Gross Receipts shall be calculated at the level of Purchaser’s revenue (i.e., the revenue actually received by Purchaser, not by the licensee). Notwithstanding anything contained in this Section 2.4(b)(iii), in no event shall the Sellers be entitled to share in revenue from Retained Distribution Rights from a Derivative Work in an amount greater than Purchaser’s actual profit from such Retained Distribution Right (i.e., after True-Cash Breakeven) after giving effect to the share payable to the Sellers under this Agreement; provided, that the foregoing limitation shall not apply to the Sellers’ right to earn and be paid the Rights Consideration and Fixed Producer Fee (which shall be treated in accordance with this Section 2.4).
     (c) Studio Co-Financing Transactions. From and after the Closing Date, for all Derivative Works co-financed with a Co-Financier under an arrangement similar to a so-called “studio-to-studio shared pot arrangement” (as such arrangements are customarily understood in the motion picture industry in Los Angeles, California as of the Closing Date) (“Studio Shared Pot Co-Financing”), Purchaser shall pay to the Sellers (in accordance with each Seller’s respective Sharing Percentage) an aggregate amount (“Studio Co-Financing Amount”) equal to the sum of:
     (i) [REDACTED] of the Fixed Producer Fee (such [REDACTED] amount, the “Studio Co-Financing Producer Fee”), net of any actual direct Third Party costs incurred by Purchaser in the development of and not otherwise reimbursed with respect to the applicable Derivative Work; and
     (ii) an amount equal to the greater of:
(A)	[REDACTED] of Purchaser’s Gross Receipts (after taking into account all true-up payments between the studios) from the applicable Derivative Work after Purchaser’s

True-Cash Breakeven with all expenses calculated on a rolling basis (after taking into account all true-up payments between the Co-Financiers), with no distribution fee deducted against the Sellers’ Studio Co-Financing Producer Fee; or

(B)	[REDACTED] of Net Profits with respect to such Derivative Work derived from the exploitation of such Derivative Work after giving effect to crossing with other 3(b) Pictures.
Notwithstanding anything to the contrary contained in this Section 2.4(c), in no event shall the Sellers be entitled to share in revenue from a Derivative Work in an amount greater than Purchaser’s actual profit from such Derivative Work after True-Cash Breakeven after giving effect to the share payable to the Sellers under this Section 2.4(c); provided, that, the foregoing shall not apply to the Sellers’ right to earn and be paid the Rights Consideration or the Fixed Producer Fee (which shall be treated in accordance with this Section 2.4).
     (d) All Derivative Works Contingent Participation shall be applied against the Contingent Participation Hurdle for purposes of determining whether the Contingent Participation Hurdle is reached; provided, that 3(a) and 3(b) Contingent Participation shall only be payable by Purchaser to the Sellers to the extent in excess of the Contingent Participation Hurdle (i.e., it will not be payable back to Dollar one).
     (e) For all Derivative Works that are produced under an arrangement other than those described in Sections 2.4(a), 2.4(b) or 2.4(c) above, then Purchaser and the Sellers shall negotiate in good faith for the Sellers to receive a share (allocated among them in accordance with each Seller’s respective Sharing Percentage) in the revenue derived from the distribution of such Derivative Work, giving effect to and within the same basic parameters set forth in Sections 2.4(a), 2.4(b) or 2.4(c) above.
     (f) For purposes of clarity, Section 2.4 shall also apply, mutatis mutandis, with respect to Derivative Works produced by an Affiliate of LGE other than Purchaser. For purposes of further clarity, the obligations set forth in Section 2.3 and this Section 2.4 will survive any merger, consolidation, or other sale of Purchaser, LGE, or Mandate after the Closing.
     2.5 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Liner Yankelevitz Sunshine & Regenstreif LLP at 1100 Glendon Avenue, 14th Floor, Los Angeles, California, commencing at 9:00 a.m., local time, on the date hereof (the “Closing Date”).
     2.6 Deliveries at the Closing. At the Closing:
     (a) Sellers’ Deliveries. The Sellers will deliver, or cause Mandate to deliver, to Purchaser:

     (i) assignment of membership interests (the “Instruments of Assignment”), in substantially the form of Exhibit E attached hereto, the Additional Agreement, the Indemnification Agreement, the Employment Agreements, the Registration Rights Agreement, the Ghost House Mobile Assignment, and the applicable Spousal Consents, in each case duly executed by all of the parties named thereto (other than LGE, Purchaser and LGF);
     (ii) an officer’s certificate substantially in the form of Exhibit F-1 attached hereto, duly executed on Mandate’s behalf by its Chief Operating Officer, (A) attesting to the incumbency of the officers executing this Agreement on its behalf and the authenticity of the resolutions, consent or other approval (if any) by its manager authorizing the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and (B) attaching as exhibits thereto copies of Mandate’s Constitutive Documents and a list of officers currently in place for Mandate and each of its Subsidiaries (the “Mandate COO’s Certificate”);
     (iii) certificates of good standing (including tax good standing) as to Mandate and each of its Subsidiaries from their respective jurisdictions of formation and each foreign jurisdiction in which they are registered to transact business (unless “good standing” or “tax good standing” is not a concept that is recognized in the applicable jurisdiction);
     (iv) all Records (including all minute books, stock/equity ownership ledgers, corporate seals (or the equivalent for other business entities) of Mandate and its Subsidiaries; provided, that such Records shall be deemed delivered if they are at Mandate’s principal executive office at the Closing;
     (v) a signed opinion dated the Closing Date, in substantially the form of Exhibit G-1 attached hereto, from O’Melveny & Myers, LLP, outside counsel to Mandate;
     (vi) a signed opinion dated the Closing Date, in substantially the form of Exhibit G-2 attached hereto, from Katten Muchin Rosenman LLP, counsel to the Drake Family Trust;
     (vii) a receipt for each Seller’s respective portion of the Base Consideration received on the Closing Date;
     (viii) the most recently received bank statements reflecting current balances for each bank account of Mandate and its Subsidiaries; and
     (ix) lender statements reflecting current outstanding balances as of two (2) Business Days prior to the Closing for all indebtedness for borrowed money of Mandate and its Subsidiaries.
        (b) Purchaser and LGE Deliveries to Sellers.

     (i) Purchaser will deliver to each Seller (in accordance with each Seller’s respective Sharing Percentage) the Closing Consideration in cash, by wire transfer in immediately available funds to such Seller’s Seller Account;
     (ii) Purchaser will deliver to each Seller (A) a signed opinion dated the Closing Date, in substantially the form of Exhibit G-3 attached hereto, from Liner Yankelevitz Sunshine & Regenstreif LLP, outside U.S. deal counsel to Purchaser and LGE, (B) a signed opinion dated the Closing Date, in substantially the form of Exhibit G-4 attached hereto, from O’Melveny & Myers LLP, outside U.S. counsel to Purchaser and LGE, and (C) a signed opinion dated the Closing Date, in substantially the form of Exhibit G-5 attached hereto, from Heenan Blaikie LLP, outside Canadian counsel to Purchaser and LGE;
     (iii) Purchaser or LGE, as applicable, will deliver to the Mandate Representative on behalf of Sellers:
(A)	a secretary’s certificate substantially in the form of Exhibit F-2 attached hereto, duly executed on Purchaser’s behalf by its secretary, attesting to the incumbency of the officers executing this Agreement on its behalf and the authenticity of the resolutions of its board of directors authorizing the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and attaching as an exhibit thereto copies of Purchaser’s Constitutive Documents (the “Purchaser Secretary’s Certificate”).

(B)	a secretary’s certificate substantially in the form of Exhibit F-3 attached hereto, duly executed on LGE’s behalf by its secretary, attesting to the incumbency of the officers executing this Agreement on its behalf and the authenticity of the resolutions of its board of directors authorizing the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and attaching as an exhibit thereto copies of LGE’s Constitutive Documents (the “LGE’s Secretary’s Certificate”).

(C)	the Additional Agreement, the Indemnification Agreement, and the Employment Agreements, in each case duly executed by LGE, LGF and/or Purchaser, as applicable.
     2.7 [Intentionally omitted]
     2.8 Disbursement of Holdback Consideration.
     (a) Within two (2) Business Days following the six (6) month anniversary of the Closing Date, LGE shall issue and deliver four-sevenths of each of the Kahane Regular Holdback Shares (calculated to be 106,174 Kahane Regular Holdback Shares)

and the Goldsmith Regular Holdback Shares (calculated to be 63,705 Goldsmith Regular Holdback Shares) (as adjusted for stock splits and similar transactions) to Kahane and Goldsmith, respectively, subject to reduction (if any) as a result of offset pursuant to Section 8.4(b).
     (b) Within two (2) Business Days following the one (1) year anniversary of the Closing Date, LGE shall issue and deliver three-sevenths of each of the Kahane Regular Holdback Shares (calculated to be 79,631 Kahane Regular Holdback Shares) and the Goldsmith Regular Holdback Shares (calculated to be 47,778 Goldsmith Regular Holdback Shares), and one-fifth of each of the Kahane Indemnity Holdback Shares (calculated to be 26,544 Kahane Indemnity Holdback Shares) and the Goldsmith Indemnity Holdback Shares (calculated to be 15,926 Goldsmith Indemnity Holdback Shares) (as adjusted for stock splits and similar transactions) to Kahane and Goldsmith, respectively, subject in each case to reduction (if any) as a result of offset pursuant to Section 8.4(b) and subject to Section 8.4(d).
     (c) Within two (2) Business Days following the eighteen (18) month anniversary of the Closing Date, LGE shall issue and deliver the remaining four-fifths of the Kahane Indemnity Holdback Shares (calculated to be 106,174 Kahane Indemnity Holdback Shares) and the Goldsmith Indemnity Holdback Shares (calculated to be 63,705 Goldsmith Indemnity Holdback Shares) (as adjusted for stock splits and similar transactions) to Kahane and Goldsmith, respectively, and all of the Drake Family Trust Indemnity Holdback Shares (calculated to be 322,234 Drake Family Trust Indemnity Holdback Shares) and all of the Drake Family Trust Regular Holdback Shares (calculated to be 451,128 Drake Family Trust Regular Holdback Shares) (as adjusted for stock splits and similar transactions) to the Drake Family Trust, subject in each case to reduction (if any) as a result of offset pursuant to Section 8.4(b) and subject to Section 8.4(d).
     2.9 S-3 Registration Statement Supplement. On or prior to the Closing Date, LGE shall file with the Securities and Exchange Commission (the “SEC”) a supplement to its “shelf” registration statement on Form S-3 pursuant to the Registration Rights Agreement, which supplement shall be effective at the Closing and remain effective (or shall be replaced by another registration statement that is and remains effective) through and until at least the two (2)-year anniversary of the date that the last Holdback Share is delivered pursuant to Section 2.8, to register for resale the LGE Common Stock issued to the Sellers as Base Consideration (the “S-3 Registration Statement Supplement”); provided, that, as a condition to the filing of such S-3 Registration Statement Supplement, each Seller shall provide Purchaser with completed security holder questionnaires with responses subject to Purchaser’s reasonable approval and have entered into the Registration Rights Agreement.
     2.10 Mandate Representative.
     (a) Each Seller agrees that J. Drake is hereby constituted and appointed as agent and attorney-in-fact (“Mandate Representative”) with full power and right of substitution so long as J. Drake gives written notice thereof to Purchaser and each Seller, for and on behalf of each Seller, with the sole and exclusive right and power on behalf of each of them to execute and deliver any and all certificates or other documents required to be executed and delivered by any Seller hereunder, to give and receive notices and communications hereunder, to make claims against Purchaser hereunder, to authorize delivery to the Purchaser Indemnified Parties of the Indemnity Holdback Shares or other Holdback Consideration in satisfaction of indemnification claims by the Purchaser Indemnified Parties as contemplated by Section 8.4, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to make amendments and grant waivers hereunder, and to take all actions necessary or appropriate in the judgment of the Mandate Representative for the accomplishment of the foregoing; provided, that any amendment, settlement, compromise, or waiver that expressly treats one Seller in a disproportionately adverse manner from another Seller shall require the prior written consent of such adversely affected Seller. No bond shall be required of the Mandate Representative, and the Mandate Representative shall receive no compensation for services rendered. Notices or communications to or from the Mandate Representative shall constitute notice to or from Mandate and the Sellers, as applicable. In the event of the death or incapacity of J. Drake, Goldsmith shall serve as the Mandate Representative.
     (b) A decision, act, consent or instruction of the Mandate Representative shall constitute a decision of Mandate and all of the Sellers and shall be final, binding and conclusive upon each of such Parties, and Purchaser may rely upon any written decision, act, consent or instruction of the Mandate Representative as being the decision, act, consent or instruction of each of such Parties. Purchaser is hereby relieved from any Liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Mandate Representative.
     (c) The Mandate Representative shall, at the expense of the Sellers, be entitled to engage such counsel, experts and other agents and consultants as the Mandate Representative shall deem necessary in connection with exercising his or her powers and performing his or her function hereunder and (in the absence of bad faith on the part of the Mandate Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Mandate Representative shall have no liability to any of the Sellers for any actions taken by him in good faith in his capacity as the Mandate Representative. The Sellers will severally indemnify the Mandate Representative and hold the Mandate Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Mandate Representative and arising out of or in connection with the acceptance or administration of the Mandate Representative’s duties hereunder, including each Seller’s respective share of the reasonable fees and expenses of any legal counsel retained by the Mandate Representative.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING MANDATE
     Subject to the exceptions and disclosures set forth in writing in the disclosure letter delivered by Mandate to Purchaser on the date hereof (the “Mandate Disclosure Letter”), and other than with respect to Ghost House Mobile, Mandate represents and warrants to Purchaser as follows. All references to Mandate and its Subsidiaries and their respective assets, rights, properties, obligations, liabilities and businesses in these representations and warranties shall not include Ghost House Mobile or any of its assets, rights, properties, obligations, liabilities or businesses.
     3.1 Organization. Each of Mandate and its Subsidiaries is (a) duly organized, validly existing and in good standing (unless “good standing” is not a concept that is recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization and has the requisite power to own or lease and operate its properties and to carry on its business as it is now being conducted; (b) not in violation of its Constitutive Documents; and (c) duly qualified or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Mandate Material Adverse Effect (a list of the jurisdictions in which Mandate and its Subsidiaries are so qualified is set forth in Section 3.1 of the Mandate Disclosure Letter). True, accurate and complete copies of the currently effective Constitutive Documents, each as amended to date, of Mandate and each of its Subsidiaries have been provided or made available in the Online Data Room to Purchaser prior to the date hereof, and each of such Constitutive Documents is in full force and effect. There is no pending or, to the Knowledge of Mandate, threatened Action against Mandate or any of its Subsidiaries for the dissolution, liquidation or insolvency of Mandate or any of its Subsidiaries. Except as disclosed in Section 3.1 of the Mandate Disclosure Letter, neither Mandate nor any of its Subsidiaries has done business and neither Mandate nor any of its Subsidiaries is currently doing business other than under its current name, including, without limitation, under any trade name or other “doing business as” name.
     3.2 Status, Power and Enforceability. Mandate has all requisite power and authority to execute and deliver this Agreement and, if specified to be a party thereto, the other Transaction Documents, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Mandate to authorize the execution, delivery and performance of this Agreement and, if specified to be a party thereto, the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly authorized, executed and delivered by Mandate and constitutes an Enforceable obligation of Mandate. At or prior to the Closing, Mandate shall have duly executed and delivered the other Transaction Documents, if specified to be a party thereto, and such other Transaction Documents shall constitute Enforceable obligations of Mandate in accordance with their terms.
     3.3 Capitalization.
     (a) The Mandate Membership Interests constitute the only issued and outstanding Equity Interests of Mandate.
     (b) Except as set forth in Section 3.1 of the Mandate Disclosure Letter, Mandate owns, directly or indirectly, all of the Equity Interests of each of its Subsidiaries. Section 3.1 of the Mandate Disclosure Letter sets forth with respect to each such Subsidiary: (i) its name, entity type and jurisdiction of organization, (ii) its entire authorized Equity Interests and (iii) its issued and outstanding Equity Interests.
     (c) All of the issued and outstanding Equity Interests of Mandate and its Subsidiaries have been duly authorized, validly issued, are fully paid and nonassessable, have not been issued in violation of any Contract or preemptive or similar rights, the Securities Act or other applicable Law. Except as set forth in Sections 3.1 and 3.3(c) of the Mandate Disclosure Letter, there are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other Commitments or obligations (contingent or otherwise) (other than this Agreement) pursuant to which Mandate or any of its Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any Equity Interests or that give any Person the right to receive any similar equity or ownership interests. There are no Equity Interests of Mandate or any of its Subsidiaries reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of Equity Interests of Mandate or any of its Subsidiaries may vote.
     (d) Except as set forth in Section 3.3(d) of the Mandate Disclosure Letter, none of Mandate or its Subsidiaries directly or indirectly owns any Equity Interests in, or any interest convertible or exchangeable or exercisable for any Equity Interest in, any other Person, and there are no obligations, contingent or otherwise, of Mandate or any of its Subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in or to any other Person.
     3.4 Financial Statements; Accounts Receivable; Distributions and Payments.
     (a) Section 3.4(a) of the Mandate Disclosure Letter sets forth complete and accurate copies of (i) (x) the audited consolidated balance sheets of Mandate and its Subsidiaries as of December 31, 2005 and December 31, 2006, and (y) the audited consolidated statements of operations, members’ capital and cash flows of Mandate and its Subsidiaries for the twelve (12)-month periods ended December 31, 2005 and December 31, 2006 (collectively, the “Audited Financial Statements”), and (ii) (x) the unaudited consolidated balance sheets of Mandate and its Subsidiaries as of March 31, 2007 and (y) the unaudited consolidated statements of operations and cash flows of Mandate and its Subsidiaries for the three (3) month period ended March 31, 2007 (collectively, the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements, including the notes thereto, are sometimes collectively referred to herein as the “Financial Statements.” The Financial Statements have been prepared from the books and records of Mandate and its Subsidiaries in accordance with GAAP. The Audited Financial Statements present fairly in all material respects the consolidated financial position of Mandate and its Subsidiaries as of their respective dates and the results of their operations, members’ capital and cash flows of Mandate and its Subsidiaries for the periods covered thereby. The Unaudited Financial Statements (i) are reconcilable to the books and records of Mandate and its Subsidiaries and (ii) present fairly in all material respects in accordance with GAAP the consolidated financial position of Mandate and its Subsidiaries as of their respective dates and the results of their operations and cash flows of Mandate and its Subsidiaries for the periods covered thereby, except for the absence of notes and normal year-end adjustments consistent with year-end adjustments made in connection with the Audited Financial Statements. The books of account and other financial records of Mandate and its Subsidiaries have been maintained in accordance with reasonable business practices. Except as set forth in the Financial Statements, since December 31, 2006, there has been no material change in any accounting policies, principles, methods or practices, including any change with respect to reserves or allowances (whether for bad debts, impairment, contingent Liabilities or otherwise), of Mandate or its Subsidiaries.
     (b) Except as set forth in Section 3.4(b) of the Mandate Disclosure Letter, all of the Accounts Receivable reflected on the Unaudited Financial Statements and all material Accounts Receivable arising between the date of the Unaudited Financial Statements and the date hereof (other than, in each case, those that have been collected before the date hereof), (i) are legal, valid, binding and Enforceable obligations of the respective debtors, (ii) arose in the Ordinary Course of Business, and (iii) are not subject to any triggered right of set-off or counterclaim relating to the period prior to Closing and no such set-off or counterclaim has been asserted in writing against Mandate or any of its Subsidiaries by the respective obligor. Except as set forth in Section 3.4(b) of the Mandate Disclosure Letter, no such Accounts Receivable are pledged or assigned to any Person, except in connection with Permitted Liens.
     (c) Section 3.4(c) of the Mandate Disclosure Letter sets forth all distributions and other payments made by Mandate or any of its Subsidiaries since January 1, 2007 to its respective partners, members or stockholders (other than inter-company transfers and distributions, in each case, by a wholly-owned Subsidiary of Mandate to its parent) with respect to their Equity Interests, and since January 1, 2007 there have been no other payments by Mandate or any of its Subsidiaries to, on behalf of or for the benefit of such Persons other than as set forth on Section 3.4(c) of the Mandate Disclosure Letter and other than: (i) reimbursements of bona fide business expenses, (ii) cash advances not to exceed [REDACTED] in advances per individual, (iii) payments pursuant to bona fide health or other benefit arrangements, (iv) compensation (which compensation is pursuant to an employment agreement to the extent one exists), and (v) budgeted producer fees for any member, partner or shareholder (other than the Sellers) of New GHP, LLC, B and G Derivative Holdings, LLC and Ghost House Pictures Holdings, LLC, and their respective Subsidiaries.
     (d) Section 3.4(d) of the Mandate Disclosure Letter sets forth each cash or in-kind payment to a third party that was in excess of $125,000 made after March 31, 2007 in satisfaction of Liabilities of Mandate and its Subsidiaries that arose after March 31, 2007 and prior to Closing, except for (i) any such Liabilities that arose in the Ordinary Course of Business, (ii) payments with respect to productions included in the bonded budget for a Motion Picture or with respect to development projects, (iii) payments to consolidated Subsidiaries, and (iv) distributions to members, partners or shareholders.
     3.5 Absence of Changes. Other than as set forth on Section 3.5 of the Mandate Disclosure Letter, between January 1, 2007 or such other date indicated below (the “Reference Date”) and the date of this Agreement:

     (a) Mandate and its Subsidiaries have operated in the Ordinary Course of Business;
     (b) there has not been a Mandate Material Adverse Effect;
     (c) there has not been any damage, destruction, impairment or loss (whether or not covered by insurance) to any material assets of Mandate or any of its Subsidiaries, taken as a whole; and
     (d) none of Mandate or any of its Subsidiaries has taken any of the following actions:
     (i) (A) granted any increase in the compensation or fringe benefits of any present or former director, officer or employee of Mandate or its Subsidiaries, other than in the Ordinary Course of Business, (B) paid any severance or termination pay to any present or former director, officer or employee of Mandate or its Subsidiaries, except as set forth in Section 3.5 of the Mandate Disclosure Letter or (C) issued any Membership Interests;
     (ii) canceled any Indebtedness or waived any claims or rights, other than in the Ordinary Course of Business;
     (iii) made or incurred any capital expenditure, other than in the Ordinary Course of Business;
     (iv) sold, leased or otherwise disposed of any of its assets, other than in the Ordinary Course of Business;
     (v) made any loan, advance, or assignment of payment to any Person (other than to direct or indirect Subsidiaries of Mandate), other than in the Ordinary Course of Business;
     (vi) made any capital contribution to or investment in any Person (other than to direct or indirect wholly-owned Subsidiaries of Mandate);
     (vii) created or incurred any Adverse Claim (other than Permitted Liens) on any of the material assets or material properties (whether tangible or intangible) of Mandate or any of its Subsidiaries, other than in the Ordinary Course of Business;
     (viii) merged with, entered into a consolidation with or acquired an interest in any Person or acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, limited liability company, trust or other business organization or division thereof;
     (ix) changed the overall manner in which it collects its Accounts Receivable or pays its accounts payable; or

     (x) agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.
     3.6 No Unpaid Participations. Except as set forth on Section 3.6 of the Mandate Disclosure Letter, Mandate and its Subsidiaries have fully and timely paid, or caused to be paid, all participations and residuals due and payable by or on behalf of Mandate and its Subsidiaries pursuant to the terms of the applicable underlying contracts or agreements creating the obligation to pay such participations or residuals on or prior to the Closing other than participations and residuals that have been properly accrued for in accordance with GAAP that are reflected on the Financial Statements. No participations or residuals are subject to acceleration in any manner whatsoever as a result or by reason of the transactions contemplated by this agreement. Mandate and its Subsidiaries have accrued pursuant to SOP-002 for unpaid participations and residuals.
     3.7 Legal Compliance. Except as set forth in Section 3.7(a) of the Mandate Disclosure Letter, Mandate and its Subsidiaries are in compliance in all material respects with all applicable Laws, and no Action is pending or, to the Knowledge of Mandate, threatened against them alleging any failure to be in such compliance. Section 3.7(b) of the Mandate Disclosure Letter sets forth a true and complete list of all Permits (other than Motion Picture production-related Permits) that Mandate and its Subsidiaries hold (the “Mandate Permits”), and such Permits are all the Permits that are required or necessary to operate their businesses as currently conducted, except for those Permits, the failure of which to hold would not have a Mandate Material Adverse Effect, and each material Mandate Permit is in full force and effect and no Action is pending or, to the Knowledge of Mandate, threatened against Mandate or any of its Subsidiaries, which would revoke or limit such Mandate Permit.
     3.8 Tax Matters. Except as set forth on Section 3.8 of the Mandate Disclosure Letter:
     (a) Mandate and each of its Subsidiaries have duly and timely filed (or have had filed on their behalf) all Tax Returns required to be filed by or with respect to Mandate and each of its Subsidiaries. All such Tax Returns (i) were prepared in the manner required by applicable Law; (ii) are true, correct and complete in all material respects; and (iii) accurately reflect in all material respects the liability for Taxes of Mandate and each of its Subsidiaries.
     (b) Mandate and each of its Subsidiaries have paid or caused to be paid any and all Taxes of Mandate and its Subsidiaries that are currently due and payable other than Taxes being contested in good faith for which adequate reserves have been established in the Financial Statements.
     (c) Neither Mandate nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return for periods ending prior to the Closing Date. Neither Mandate nor any of its Subsidiaries has executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from Mandate or any of its Subsidiaries other than an extension resulting from the filing of a Tax Return after its due date in the Ordinary Course of Business.

     (d) Mandate and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as similar provisions under any other applicable Laws, and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Bodies all amounts required to be withheld from employees, independent contractors, creditors, partners, or other third parties.
     (e) The consolidated Audited Financial Statements and the Unaudited Financial Statements of Mandate and each of its Subsidiaries each reflect an adequate reserve in accordance with GAAP for the payment of all Taxes due and payable by Mandate and each of its Subsidiaries for all periods through the date of such Financial Statements.
     (f) Since the date of the Mandate balance sheet included with the most recent Financial Statements, neither Mandate nor any Subsidiary thereof has incurred any liability for Taxes other than Taxes arising in the Ordinary Course of Business.
     (g) Except as set forth in Section 3.8(g) of the Mandate Disclosure Letter, (i) to the Knowledge of Mandate, no audits, investigations or other Actions are pending or have been or are being conducted by any Governmental Body with respect to Taxes or Tax Returns of Mandate or its Subsidiaries, (ii) there are no, to the Knowledge of Mandate, threatened actions, suits, proceedings, investigations, audits or claims against Mandate or any of its Subsidiaries relating to or asserted for Taxes of Mandate or any of its Subsidiaries, whether in writing or otherwise, and (iii) no claim has been made by a Governmental Body in a jurisdiction where Mandate or any of its Subsidiaries does not file Tax Returns that Mandate or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the Laws of that jurisdiction.
     (h) To the Knowledge of Mandate, there are no proposed reassessments of any real property owned by Mandate or any of its Subsidiaries or other written proposals that would increase the amount of any Tax to which Mandate or any of its Subsidiaries could be subject.
     (i) There are no Adverse Claims on any of the assets of Mandate or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes, except for Permitted Liens.
     (j) Neither Mandate nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation, sharing or indemnification of Taxes other than such agreements as were entered into in the Ordinary Course of Business and other tax allocation provisions set forth in the Constitutive Documents of the Subsidiaries.
     (k) Neither Mandate nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law or any other agreement relating to Taxes.
     (l) None of Mandate and its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except pursuant to agreements entered into in the Ordinary Course of Business. Neither has Mandate and its Subsidiaries been a member of an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes other than the group of which Mandate is the common parent.
     (m) Mandate has been, since its formation, properly classified as a domestic partnership for United States federal income Tax purposes and for purposes of any corresponding provision of state and local Tax Law and has filed the requisite Tax Returns reflecting such Tax classification. Each of Mandate’s Subsidiaries (other than Subsidiaries organized as corporations) is and since its formation has been properly characterized either as a domestic partnership or disregarded entity for United States federal income Tax purposes and for any corresponding provision of state and local Tax law and has filed the requisite Tax Returns reflecting such Tax classification. No election has been made by Mandate or any Seller for Mandate to be excluded from the application of any of the provisions of Subchapter K of the Code or from any similar provisions of any state Tax laws. Neither Mandate nor any Seller or any Governmental Body has taken a position inconsistent with such partnership tax treatment.
     (n) (i) Each Subsidiary of Mandate which is characterized as a partnership for United States federal income Tax purposes has or will make for the taxable period that includes the Closing Date a valid election under Section 754 of the Code and such election remains in full force and effect, and will remain in full force and effect, through the Closing Date, and (ii) Mandate will cause each such Subsidiary that has not made such election to deliver a duly completed and executed election form with respect to such election to Purchaser at Closing;
     (o) Neither Mandate nor any of its Subsidiaries has agreed or is required to include in income any adjustments under either Section 481(a) or Section 482 of the Code (or any analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.
     (p) Neither Mandate or any of its Subsidiaries is a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986 or to any “long-term contract” within the meaning of Section 460 of the Code.
     (q) None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code. The Sellers will furnish Purchaser with affidavits that satisfy the requirements of Section 1445(b)(2) of the Code and Treasury Regulation Section 1.1445-2.

     (r) Mandate is not and has not been a beneficiary or otherwise participated in: (i) any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b); and (ii) any transaction subject to comparable provisions of state law. In addition, Mandate is not registered as a “tax shelter” pursuant to Section 6111 of the Code.
     3.9 Title. Neither Mandate nor any of its Subsidiaries own, beneficially or of record, any real property. Section 3.9 of the Mandate Disclosure Letter sets forth all leases, subleases or other agreements under which Mandate or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any real property (the “Leases”). Each of Mandate and its Subsidiaries has good title to, or in the case of leased property and assets have valid leasehold interests in, or a valid right to use, all tangible properties and assets (whether real or personal) owned, leased, used or held for use by it (including, without limitation, all tangible properties and assets reflected on the Unaudited Financial Statements), in each case free and clear of all Adverse Claims other than Permitted Liens.
     3.10 Intellectual Property.
     (a) Registered Intellectual Property; Proceedings. Section 3.10(a) of the Mandate Disclosure Letter sets forth as of the date hereof all (i) Mandate Registered Intellectual Property and specifies the jurisdiction(s) in which each such item of Mandate Registered Intellectual Property has been registered and (ii) to the Knowledge of Mandate, a list of Actions pending before any Governmental Body (including the United States Copyright Office (or any division thereof) or United States Patent and Trademark Office (or any division thereof) or equivalent authority anywhere else in the world) related to any of the Mandate Registered Intellectual Property or the name “Mandate Pictures”, including any Action related to the termination, scope, validity, or ownership of such Mandate Registered Intellectual Property.
     (b) No Order. No Mandate Intellectual Property is subject to any outstanding order, injunction, or stipulation against Mandate or any of its Subsidiaries imposed by any Governmental Body or other administrative or arbitration tribunal restricting in any manner the use, transfer or licensing thereof by Mandate or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Mandate Intellectual Property.
     (c) Application/Registration. Except as set forth on Section 3.10(c) of the Mandate Disclosure Letter, all necessary application, registration, maintenance and renewal fees currently due in connection with the Mandate Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Mandate Registered Intellectual Property have been filed with the relevant Governmental Bodies in the United States, which applications for Mandate Registered Intellectual Property have been filed, or registrations or renewals for the Mandate Registered Intellectual Property have been issued, as the case may be, for the purposes of prosecuting, maintaining, renewing or perfecting such Mandate Registered Intellectual Property.

     (d) Title.
     (i) With respect to each Mandate Motion Picture, Mandate, its Subsidiaries and/or Stupid Zebra, LLC own or have a license to the rights set forth in Section 3.10(d) of the Mandate Disclosure Letter as described therein, subject to Permitted Liens and subject to Third Party Licenses entered into in the Ordinary Course of Business.
     (ii) With respect to all other Mandate Intellectual Property (excluding Mandate Motion Pictures), Mandate and its Subsidiaries own and have good and valid title (subject to, in the case of screenplays and development projects, customary reversionary rights, turn-around rights, first negotiation rights, first refusal rights, Guild requirements, creative approval rights and other similar arrangements in the motion picture industry) or have a license to use each such Mandate Intellectual Property, including, without limitation, the Mandate Registered Trademark, free and clear of any Adverse Claims, subject to Permitted Liens and subject to Third Party Licenses entered into in the Ordinary Course of Business.
     (iii) With respect to the Mandate Registered Trademark, Mandate’s or its Subsidiary’s rights therein are sufficient in nature and class to permit New GHP, LLC and Ghost House Pictures Holdings, LLC to utilize the Mandate Registered Trademark in connection with the production and distribution of Motion Pictures and pre-recorded videotapes featuring Motion Pictures produced or acquired by New GHP, LLC and Ghost House Pictures Holdings, LLC in each country and/or territory of the world in which legal protection is afforded such Mandate Registered Trademark as a result of the registration of such Mandate Registered Trademark in the United States Patent and Trademark Office.
     (e) No Infringement. Except as set forth in Section 3.10(e) of the Mandate Disclosure Letter, to the Knowledge of Mandate, the conduct of the business of Mandate and its Subsidiaries, as such business currently is conducted, does not infringe, misappropriate or violate in any material respect the Intellectual Property of any Third Party.
     (f) No Notice of Infringement. Except as set forth on Section 3.10(f) of the Mandate Disclosure Letter, neither Mandate nor any of its Subsidiaries has received written notice from any third party that the conduct of the business of Mandate and its Subsidiaries or any act, product or service of Mandate or its Subsidiaries infringes, misappropriates or violates the Intellectual Property of any third party (including cease and desist letters or any requests by a third party that Mandate or any of its Subsidiaries license such third party’s technology so as to not infringe such third party’s Intellectual Property, or other notices of any third party patents or patent rights), other than matters which have been resolved and for which no payment obligations remain.
     (g) No Third Party Infringement. Except as set forth in Section 3.10(g) of the Mandate Disclosure Letter, to the Knowledge of Mandate, no Person is infringing,

misappropriating or violating any Mandate Registered Trademark or Mandate Motion Picture, other than film piracy that is not in the control of Mandate.
     3.11 Mandate Motion Pictures.
     (a) Claims and Actions. Except as set forth on Section 3.11(a) of the Mandate Disclosure Letter, there has been no claim against Mandate or any of its Subsidiaries that any Mandate Motion Picture or any portion thereof or any rights thereto, infringes upon, violates or conflicts with any rights whatsoever of any Person. There is no Action pending or, to the Knowledge of Mandate, threatened against Mandate or any of its Subsidiaries with respect to any Mandate Motion Picture, the literary, dramatic or musical material upon which any Mandate Motion Picture is based, or which is used therein, or the physical properties thereof.
     (b) Copyright. Each Mandate Produced Picture has been duly and properly registered (and, if appropriate, renewed) for copyright in the United States or when completed can be so registered (and, if appropriate, renewed), and the copyright in and to each Mandate Produced Picture is or will be valid and subsisting and no such Mandate Produced Picture is in the public domain in the United States.
     (c) Compliance. Except as set forth on Section 3.11(c) of the Mandate Disclosure Letter, each Mandate Produced Picture has been produced in compliance in all material respects with any and all relevant Laws or any rules, regulations or guidelines by any union, Guild, or labor organization, in any case applicable to the production and completion of such Mandate Produced Picture.
     (d) No Infringement. No Mandate Produced Picture or any part thereof, including, without limitation, its title and any literary or musical materials contained therein or synchronized therewith, violates or infringes any trademark, trade name, agreement, copyright, patent, literary or other property right, right of privacy, right of publicity or “moral rights of authors” or any other rights whatsoever of any Person, or unfairly competes with, or slanders or libels any Person.
     3.12 Contracts.
     (a) Material Contracts. Section 3.12(a) of the Mandate Disclosure Letter lists each of the following Contracts (each a “Material Contract” and collectively the “Material Contracts”) to which Mandate or any of its Subsidiaries is a party or to which Mandate or any of its Subsidiaries or any of their respective assets, rights or properties are subject and for which Mandate or any of its Subsidiaries has any continuing rights, liabilities or obligations:
     (i) any Contract with outstanding obligations of any party with respect to the financing, active development (i.e., excluding dormant development projects), production, distribution, sale or other exploitation of any entertainment product or any Intellectual Property right therein, including, without limitation, any Motion Picture, television production or other audiovisual production, or any future rights or obligations with respect to any such entertainment products, if such Contract involves an outstanding obligation as of the date hereof to or of Mandate or its Subsidiaries of more than Two Hundred Seventy-Five Thousand Dollars ($275,000):
     (ii) any Contract (or group of related Contracts) for the lease of real property or personal tangible property to or from any Person providing for lease payments in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum;
     (iii) any Contract creating or governing a partnership, joint venture or similar arrangement;
     (iv) (A) any Contract (or group of related Contracts) under which it has created, incurred, assumed or guaranteed any Liability for borrowed money or (B) any capitalized lease, in each case, that has not been satisfied in full or under which it has imposed or suffered to exist an Adverse Claim (other than Permitted Liens) on any of its assets that has not been released, including any Guaranty;
     (v) any Contract for the employment of any individual on a full-time, part-time, consulting or other basis that involves an outstanding obligation of more than Two Hundred Fifty Thousand Dollars ($250,000) per annum;
     (vi) any Contract under which Mandate or any of its Subsidiaries has, directly or indirectly, (A) made any loan, advance, or assignment of payment to any Person (other than to direct or indirect Subsidiaries of Mandate) other than in the Ordinary Course of Business or made any capital contribution to, or other investment in, any Person (other than to Mandate or any of its direct or indirect wholly-owned Subsidiaries) or (B) agreed to make after the date hereof any loan, advance, or assignment of payment to any Person (other than to direct or indirect Subsidiaries of Mandate) other than in the Ordinary Course of Business or any capital contribution to, or other investment in, any Person (other than to Mandate or any of its direct or indirect wholly-owned Subsidiaries);
     (vii) any Contract containing a covenant limiting the freedom of Mandate or any of its Subsidiaries (or that would limit the freedom of Purchaser and its Subsidiaries after the Closing) to engage in any line of business in any geographic area or to compete with any Person or limiting the ability of Mandate or any of its Subsidiaries (A) to incur Indebtedness for borrowed money, (B) to guarantee or otherwise become responsible for the Indebtedness for borrowed money of any other Person or (C) to create Adverse Claims;
     (viii) any Contract which grants a power of attorney, agency or similar authority to another Person, other than Motion Picture distribution contracts and other than in the Ordinary Course of Business;
     (ix) any Contract creating an Adverse Claim (other than Permitted Liens) upon any material assets of Mandate or its Subsidiaries, including any Adverse Claims (other than Permitted Liens) placed on the Mandate Intellectual

Property, excluding those involving the grant of rights (or any Adverse Claims therein);
     (x) any Contract (other than this Agreement) for the sale of Mandate or any of its Subsidiaries or its business, whether by sale of equity, all or substantially all its assets, merger, consolidation or other transaction;
     (xi) any Contract pursuant to which Mandate or any of its Subsidiaries has agreed to merge with, enter into a consolidation with or acquire an interest in any Person or acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association, limited liability company, trust or other business organization or division thereof providing for indemnification by Mandate or any of its Subsidiaries or of any Person with respect to Liabilities relating to any current or former business;
     (xii) any Contract between Mandate and any of its Affiliates, other than Affiliates that are Subsidiaries; or
     (xiii) any other Contract that requires a cash or in-kind payment by, or the incurrence of indebtedness for borrowed or owed money by, Mandate or any of its Subsidiaries subsequent to the date hereof of Five Hundred Thousand Dollars ($500,000) or more over the life of such Contract, and where the ability to avoid such payments or indebtedness is not within the control of Mandate or its Subsidiaries without incurring a liability, and which Contract is not covered by another subclause of this Section 3.12(a) (or would be covered by another subclause of this Section 3.12(a), but for the limitations or restrictions contained therein).
     (b) Delivery and Compliance. Mandate has delivered or made available to Purchaser prior to the date hereof a correct and complete copy of each written Material Contract (and a full, complete and accurate description of each oral Material Contract) (as amended and supplemented to date) listed in the Mandate Disclosure Letter. With respect to each Material Contract:
     (i) such Contract is Enforceable;
     (ii) such Contract will continue to be Enforceable on the same terms following the consummation of the transactions contemplated by this Agreement;
     (iii) Mandate and its Subsidiaries have duly and fully performed in all material respects all of their obligations under such Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or default, or, to the Knowledge of Mandate, event that would (with the passage of time, the giving of notice or both) constitute a breach or default thereunder by Mandate or any of its Subsidiaries, or, to the Knowledge of Mandate, any other party or obligor with respect thereto, has occurred; and

     (iv) to the Knowledge of Mandate, no party to such Contract has repudiated any provision of the Contract to Mandate or any of its Subsidiaries.
     (c) Exclusions. Regardless of the foregoing, each of the following shall be deemed excluded from the definition of Material Contracts (collectively “Excluded Contracts”):
     (i) any Contract providing for Liabilities of Mandate or a Subsidiary in connection with a Motion Picture if such Liabilities are included in the bonded budget for a Motion Picture;
     (ii) any development Contract, unless such Contract has an outstanding payment obligation of Mandate or its Subsidiaries of more than Two Hundred Seventy-Five Thousand Dollars ($275,000), or to the extent that such Contract will involve such an obligation if Mandate or its Subsidiaries exercise an option under such Contract, to the extent that it is reasonably likely that Mandate or its Subsidiaries will exercise such option;
     (iii) any Contract providing for “at will” employment (unless the terms of such Contract provide for post-termination severance or other termination payments (other than accrued vacation) of $100,000 or more);
     (iv) any Contract providing for a participation with respect to a Motion Picture that has not been greenlit, unless such participation is payable regardless of whether such Motion Picture is greenlit;
     (v) any Contract providing for a participation with respect to a Motion Picture that has been greenlit but has not been released, except with respect to the two (2) participants with the most favorable participations for such Motion Picture;
     (vi) any Contract providing for a participation with respect to a Motion Picture that has been released, except for those participation Contracts that have an outstanding obligation of Mandate or its Subsidiaries of more than Two Hundred Seventy-Five Thousand Dollars ($275,000);
     (vii) any Guaranty by Mandate or one of its Subsidiaries of (1) a Material Contract or an Excluded Contract (unless such Contract is of a direct or indirect non-wholly-owned Subsidiary of Mandate), (2) a Contract covered by a completion bond that is currently in effect, (3) a customary Guild residual obligation, (4) an obligation of less Two Hundred Seventy-Five Thousand Dollars ($275,000), (5) non-financial performance that does not require material monetary expenditures, or (6) Mandate or a direct or indirect wholly-owned Subsidiary thereof;
     (viii) any Guaranty by a non-wholly-owned Subsidiary of any of its direct or indirect wholly-owned Subsidiaries;

     (ix) any Contract that is a collection account agreement, except for (1) collection account agreements for the films entitled “Boogeyman” and “The Grudge” and (2) collection account agreements whereby the share of proceeds to which Mandate or a Subsidiary thereof is entitled is remitted to any Person other than (A) Mandate or its Subsidiaries, (B) a production lender, or (C) in connection with the Natixis Facility;
     (x) any Contract that is a residual agreement with a Guild;
     (xi) any Constitutive Document, other than the limited liability company operating agreement of Bodyguard Pictures, LLC, as amended;
     (xii) any license agreement resulting from a sales agency arrangement with a third party producer;
     (xiii) any sales agency Contract for which the sales agency term has expired; and
     (xiv) any customary notice or acknowledgement of assignment entered into in connection with a single picture production loan that assigns payments from a distribution or license agreement for such single picture to (1) the production lender for such single picture for repayment of such production loan and interest thereon and/or (2) the completion guarantor for such single picture to the extent that amounts are advanced by such completion guarantor pursuant to the completion guaranty for such single picture.
     (d) List of Certain Licenses. Attached hereto as Section 3.12(d) of the Mandate Disclosure Letter is a complete list of all licenses pursuant to which Mandate or a Subsidiary will receive a sales agency fee of more than Two Hundred Seventy-Five Thousand Dollars ($275,000) for providing sales agency services to a third party producer. To the Knowledge of Mandate, such Contracts have not been canceled and are currently in effect.
     3.13 Insurance. Section 3.13(a) of the Mandate Disclosure Letter sets forth as of the date hereof a true, complete and accurate list of all currently binding insurance policies and bonds carried by Mandate and its Subsidiaries, and Mandate has delivered or made available (via the Online Data Room) to Purchaser prior to the date hereof a true, complete and accurate copy of each such policy and bond. Neither Mandate nor any of its Subsidiaries is in default under any such policy or bond, has failed to pay timely any premiums or fees required to be paid thereunder, or to the Knowledge of Mandate has received notice (orally or in writing) of cancellation or lapse of any such policy or bond. Section 3.13(b) of the Mandate Disclosure Letter contains a true, accurate and complete list of all pending claims made pursuant to each such insurance policy (including any predecessor policy), and except as set forth in Section 3.14(c) of the Mandate Disclosure Letter to the Knowledge of Mandate there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the Knowledge of Mandate, there has been no threatened termination of, or material premium increase with respect to, any of such policies, other than annual policy increases in the Ordinary Course of Business.
     3.14 Litigation. Other than as set forth on Section 3.14(a) of the Mandate Disclosure Letter, there is no Action pending against or, to the Knowledge of Mandate, threatened against Mandate or any of its Subsidiaries alleging more than Fifty Thousand Dollars ($50,000) in damages. Other than as set forth on Section 3.14(b) of the Mandate Disclosure Letter, no Action is pending or, to the Knowledge of Mandate, threatened by Mandate or any of its Subsidiaries against any other Person.
     3.15 Labor; Employees. Other than as set forth on Section 3.15 of the Mandate Disclosure Letter, to the Knowledge of Mandate, no executive, key employee or group of employees has any plans to terminate its employment with Mandate or any of its Subsidiaries. Neither Mandate nor any of its Subsidiaries is a party to or bound by any collective bargaining Contract (other than standard Guild agreements), nor has Mandate or any of its Subsidiaries experienced within the last two (2) years any strikes, work stoppages, work slowdowns, sickouts, grievances, claims of unfair labor practices or other labor disputes. Mandate has no Knowledge of any organizational effort currently being made, nor has any such effort been, to the Knowledge of Mandate, threatened against Mandate or any of its Subsidiaries, by or on behalf of any labor union with respect to the employees of Mandate or any of its Subsidiaries.
     3.16 Employee Benefit Plans and Agreements.
     (a) Section 3.16(a) of the Mandate Disclosure Letter lists each “employee benefit plan” (within the meaning of ERISA), nonqualified deferred compensation plan (including rabbi and secular trusts), and cafeteria plan (within the meaning of Code Section 125) including, without limitation, employee benefit plans, multiemployer plans (within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, collective bargaining, bonus, incentive, deferred compensation, and employee loan agreements and plans, and all other material programs, policies, fringe benefit or other arrangements, whether or not subject to ERISA, whether formal or informal, funded or unfunded, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of Mandate or its Subsidiaries (the “Mandate Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by Mandate or its Subsidiaries or (ii) Mandate or any of its Subsidiaries has any present or future Liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”. For purposes of clarity, the term “Plans” does not include the Employment Agreements.
     (b) Section 3.16(b) of the Mandate Disclosure Letter sets forth a complete list as of the day before Closing of all current Mandate Employees and, on a per employee basis, vacation accrued as of June 30, 2007 for each such current Mandate Employee.
     (c) With respect to each Plan, Mandate has delivered to Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination letter, if applicable; (iii) the current version of any summary plan description and other material written communications (or a description of any material oral communications) by Mandate or its Subsidiaries to the Mandate Employees concerning the extent of the benefits provided under a Plan and (iv) for the two most recent years (A) the most recent Form 5500 and attached schedules for each such year, (B) the most recent audited financial statements for each such year, if any, and (C) the most recent actuarial valuation reports, if any, for each such year.
     (d) (i) Each Plan has been established, registered, qualified, amended, funded, invested, maintained and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) is so qualified and has received a favorable determination letter as to its qualification, and, to the Knowledge of Mandate, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or require Mandate to seek corrective action under corrective programs sponsored by the Internal Revenue Service or the Department of Labor, or (B) is still within the “remedial amendment” period as described in Section 401(b) of the Code and the regulations thereunder; (iii) to the Knowledge of Mandate, no event has occurred and no condition exists that would subject Mandate or its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; and (iv) neither Mandate nor any of its Subsidiaries has incurred any Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Mandate Employees, except pursuant to Guild arrangements and except for benefits in the nature of severance pay, as required to avoid an excise Tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.
     (e) No Reportable Event has occurred in the last five years as to any Plan, and the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) did not, in the aggregate, as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such Plans allocable to such benefits by more than Two Hundred Fifty Thousand Dollars ($250,000).
     (f) No material liability has been, and, to the Knowledge of Mandate, no circumstances exist pursuant to which any material liability is reasonably likely to be, imposed upon Mandate or any ERISA Affiliate (i) under sections 4971 through 4980E of the Code, sections 502(i) or 502(l) of ERISA, or Title IV of ERISA with respect to any Plan, or with respect to any plan heretofore maintained by Mandate or any ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Plan that is a multiemployer Plan, or (iii) with respect to any Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code or severance obligations). Neither Mandate nor any ERISA Affiliate has received any notification that any multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

     (g) Each of Mandate and its Subsidiaries has correctly classified all individuals who perform services for it under the Plans, ERISA and the Code as common law employees, independent contractors or leased employees.
     (h) No Plan exists that as a result of the execution of this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of Mandate or any of its Subsidiaries to merge, amend or terminate any of the Plans, except as would not give rise to any material liability to Mandate or any of its Subsidiaries, or (iv) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.
     3.17 Environmental, Health and Safety Matters. (a) Each of Mandate and its Subsidiaries is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets; (b) there are no pending or, to the Knowledge of Mandate, threatened allegations against Mandate or any of its Subsidiaries by any Person that the properties or assets of Mandate or any of its Subsidiaries are not, or that either of their respective businesses has not been conducted, in compliance with all Environmental, Health and Safety Requirements; and (c) neither Mandate nor any of its Subsidiaries has retained or assumed by Contract or operation of Law any Liability of any other Person under any Environmental, Health and Safety Requirements.
     3.18 Certain Interests. Except as set forth in Section 3.18 of the Mandate Disclosure Letter, no Affiliate, officer, director, or member of Mandate or any of its wholly-owned Subsidiaries and no relative or spouse who resides with, or is a dependent of, any such Person (collectively, a “Related Party”):
     (a) has any direct or indirect material financial interest in any competitor, supplier or customer of Mandate or any of its Subsidiaries (other than Ghost House Mobile);
     (b) owns, directly or indirectly, in whole or in part, or has any other interest in any material property, tangible or intangible, or material rights which is used in or is necessary for the conduct of the business of Mandate or any of its Subsidiaries as it is currently conducted; or
     (c) has any outstanding Indebtedness for borrowed money owed to Mandate or any of its Subsidiaries.
Each Contract listed in Section 3.12(a) or Section 3.12(d) of the Mandate Disclosure Letter that is between a Related Party, on the one hand, and Mandate or any of its Subsidiaries, on the other hand, is annotated with an asterisk (*).
     3.19 Non-Contravention. Except as otherwise set forth on Section 3.19 of the Mandate Disclosure Letter, the execution, delivery and performance by Mandate of this Agreement and, to the extent a party thereto, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the compliance by Mandate with the provisions hereof and thereof do not and will not, (i) conflict with or violate any of the Constitutive Documents of Mandate or any of its Subsidiaries, (ii) in any material respect conflict with or violate any Law or Governmental Order applicable to Mandate or any of its Subsidiaries or any of the assets or properties of Mandate or any of its Subsidiaries or (iii) in any material respect conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any material Consent or the giving of notice under, or any material rights of termination, amendment or acceleration of, or result in the creation of any Adverse Claim (other than Permitted Liens) on the assets or properties of Mandate or any of its Subsidiaries pursuant to, any Material Contract to which Mandate or any of its Subsidiaries is a party or by which any of Mandate’s or its Subsidiaries’ properties or assets is bound or affected.
     3.20 No Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission from Mandate or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Mandate or any of its Subsidiaries.
     3.21 Sufficiency of Assets. Except as otherwise set forth on Section 3.21 of the Mandate Disclosure Letter, the assets and rights of Mandate and its Subsidiaries constitute in all material respects all the assets and rights necessary to conduct the business of Mandate and its Subsidiaries as currently conducted.
     3.22 Federal Reserve Regulations. None of Mandate, its Subsidiaries or their Subsidiaries is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “Margin Stock,” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as now or from time to time hereafter in effect.
     3.23 Investment Company Act. Mandate is not an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or any foreign, federal or local statute or any other applicable Law of the United States of America or any other jurisdiction, in any case limiting its ability to incur indebtedness for borrowed money.
     3.24 Anti-Money Laundering Regulations. Mandate and each of its Subsidiaries have complied in all material respects with all applicable anti-money laundering laws and regulations, including, without limitation, the USA PATRIOT Act of 2001.
     3.25 Foreign Corrupt Practices. Neither Mandate or any of its Subsidiaries, nor to the Knowledge of Mandate, any agent or other person acting on behalf of Mandate or its Subsidiaries, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Mandate or any of its Subsidiaries (or made by any person acting on their behalf) which is in violation of law, or (iv) violated the Foreign Corrupt

Practices Act of 1977, as amended.
     3.26 Representations Complete. To the Knowledge of Mandate, none of the representations or warranties made pursuant to this ARTICLE 3, including the Mandate Disclosure Letter, or any certificate furnished by or on behalf of Mandate or any of its Subsidiaries pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading, except as would not have a Mandate Material Adverse Effect. Regardless of anything else contained in this Agreement, it is agreed and acknowledged by the Parties that neither Mandate nor any Seller makes any express or implied representation or warranty with respect to any projections, “ultimates”, forecasts of financial performance of Motion Pictures, budgets (except as provided in Section 3.27) or the likely or potential “box office performance” or other financial performance of any Motion Picture, and all such representations and warranties are disclaimed.
     3.27 Motion Pictures on Budget; Motion Pictures Bonded. As of July 31, 2007, the Mandate Produced Pictures currently in production (together with “30 Days of Night” and each other Motion Picture currently in production for which Mandate or its Subsidiaries is currently liable for all or a portion of budget overages in excess of bonded budgets), when aggregated, have not exceeded the aggregated bonded budgets for such Motion Pictures such that Mandate and its Subsidiaries would be liable for more than [REDACTED] in the aggregate of such budget overages. Each budget for each such Mandate Produced Picture is bonded in accordance with the applicable completion guaranty agreement.
     3.28 Production Loans. All principal, interest and fees in connection with all production loans for the Motion Pictures “Boogeyman,” “Stranger Than Fiction,” “Messengers,” “The Grudge 2” and “Rise” have been fully repaid.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND PURCHASER
     4.1 Representations and Warranties of the Sellers. Each of the Sellers, severally and not jointly, represents and warrants to Purchaser as follows:
     (a) Status and Enforceability. Such Seller, if an individual, is competent to execute and deliver this Agreement and, if specified to be a party thereto, the other Transaction Documents and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such Seller, if not an individual, is duly formed/organized, validly existing and in good standing under the Laws of its formation/jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and, if specified to be a party thereto, the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by such Seller that is not an individual to authorize the execution, delivery and performance of this Agreement and, if specified to be a party thereto, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by such Seller and constitutes an Enforceable obligation of such Seller. Such Seller who is an individual is either unmarried or the spouse of such Seller has executed and delivered to Purchaser a spousal consent (each, a “Spousal Consent”) in the form of Exhibit H attached hereto. At or prior to the Closing, such Seller shall have duly executed and delivered the other Transaction Documents, if specified to be a party thereto, and such Transaction Documents shall constitute legal, valid and binding obligations of such Seller Enforceable against such Seller in accordance with their terms.
     (b) Non-Contravention. The execution, delivery and performance by such Seller of this Agreement and, if specified to be a party thereto, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by such Seller do not and will not (i) if such Seller is not an individual, conflict with or violate any of such Seller’s Constitutive Documents, (ii) in any material respects conflict with or violate any Law or Governmental Order applicable to such Seller or any of the assets or properties of such Seller or (iii) in any material respects conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any material Consent or the giving of notice under, or rights of termination, amendment or acceleration of, or result in the creation of any Share Security Interests on the Mandate Membership Interests of such Seller or any Adverse Claim (other than Permitted Liens) on the assets or properties of such Seller pursuant to, any material Contract to which such Seller is a party or by which any of such Seller’s properties or assets is bound or affected.
     (c) No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened against such Seller that, individually or in the aggregate, would have a Seller Material Adverse Effect.
     (d) Mandate Membership Interests. Such Seller owns beneficially and of record, free and clear of any Share Security Interests, the Drake Mandate Membership Interest, the Kahane Membership Interest, or the Goldsmith Membership Interest, as applicable, and such Mandate Membership Interests constitute all of the Equity Interests of Mandate owned beneficially or of record by such Seller and his or its Affiliates. Upon delivery of such Seller’s applicable Sharing Percentage of the Base Consideration, good, marketable and valid title to such Seller’s Mandate Membership Interests will pass to Purchaser, free and clear of any Share Security Interests. Except for this Agreement, such Seller (i) is not party to any, and has not granted to any other Person any, and there are no, outstanding options, warrants, subscription rights, rights of first refusal or any other Commitments providing for, or restricting, the acquisition or disposition of such Seller’s Mandate Membership Interests and (ii) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of such Seller’s Mandate Membership Interests.
     (e) No Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission from Mandate, any of its

Subsidiaries or such Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.
     (f) Additional Representations Regarding Such Seller.
     (i) Such Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.
     (ii) Such Seller agrees that the shares of LGE Common Stock to be issued to such Seller under this Agreement (such Seller’s “LGE Stock”) may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to the registration statement referenced in Section 2.9 or an exemption from such registration under the Securities Act and such Laws, and except pursuant to the Registration Rights Agreement, and in compliance with all applicable Law and Purchaser’s trading blackout periods.
     (iii) Such Seller is able to bear the economic risks of holding such Seller’s LGE Stock for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks and merits of the investment in and of protecting his/its own interests in connection with such Seller’s LGE Stock.
     (iv) Such Seller is acquiring such LGE Stock for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided, however, that by making this representation, such Seller does not agree, or make any representation or warranty, to hold any of the LGE Stock for a minimum or other specific term and reserves the right to dispose of the LGE Stock at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.
     4.2 Representations and Warranties of LGE and Purchaser. Subject to the exceptions and disclosures set forth in writing in the disclosure letter delivered by Purchaser on the date hereof to each of the Sellers (the “Purchaser Disclosure Letter”), each of Purchaser and LGE represents and warrants to each of the Sellers as follows:
     (a) Status, Power and Enforceability. Such Person is duly incorporated, validly existing, and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to execute and deliver this Agreement and, if specified to be a party thereto, the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by such Person to authorize the execution, delivery and performance of this Agreement and, if specified to be a party thereto, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly authorized, executed and delivered by such Person and constitutes an Enforceable obligation of such Person in accordance with its terms. At or prior to the Closing, such Person shall have duly executed and delivered, if specified to be a party thereto, the other Transaction Documents, and such Transaction Documents shall constitute Enforceable obligations of such Person in accordance with their terms.
     (b) Non-Contravention. The execution, delivery and performance by such Person of this Agreement and, if specified to be a party thereto, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by such Person do not and will not (i) conflict with or violate any of such Person’s Constitutive Documents, (ii) in any material respect conflict with or violate any Law or Governmental Order applicable to such Person or any of its assets or properties or (iii) in any material respect conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any material Consent or the giving of notice under or any rights of termination, amendment or acceleration of, any material Contract to which such Person is a party or by which any of its properties or assets is bound or affected.
     (c) No Litigation. There is no Action pending or, to the Knowledge of Purchaser, threatened against such Person that would have a Purchaser Material Adverse Effect.
     (d) No Brokers or Finders. No such Person has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     (e) Shares. All shares of LGE Common Stock issued in accordance with the terms of this Agreement will be, upon issuance, duly and validly issued, fully paid and nonassessable, and will be issued in accordance with all applicable security Laws, and the Sellers will acquire good, marketable and valid title to all of such shares, free and clear of any Share Security Interests, except as set forth in this Agreement. Subject to the accuracy of the Sellers’ representations and warranties set forth in Section 4.1, the offer, sale and issuance of all of such shares is exempt from the registration requirements of the Act and is exempt from the registration, permit and qualification requirements of all applicable state securities Laws. LGE has not directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Act) that is or will be integrated with the sale of such shares in a manner that would require the registration of any such shares under the Securities Act.
     (f) SEC Reports. LGE has filed all forms, reports and documents required to be filed by it with the SEC since March 31, 2006 (collectively, the “Reports”). As of their respective dates of filing, the Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 5
COVENANTS
     5.1 Tax Matters.
     (a) For federal and state income Tax purposes, (i) the Sellers shall report all payments of the Base Consideration received pursuant to this Transaction as constituting the amount realized by the Sellers from the sale of their respective Mandate Membership Interests (the “Purchase Price”) and (ii) Purchaser shall report the payment of the Purchase Price as being made in consideration of the purchase of the assets of Mandate and its Subsidiaries, pursuant to Revenue Ruling 99-6. The tax treatment and reporting of any and all amounts paid by Purchaser to the Sellers as Contingent Participation shall be treated as compensation income by the Sellers and deductible expenses by the Purchaser, if and when such payments are received by the Sellers.
     (b) Purchaser and the Sellers shall each be directly and primarily responsible for the computation, reporting and payment of income-based and transaction-based Taxes imposed on such party under applicable Law in connection with the Transactions contemplated by this Agreement.
     (c) Attached as Schedule 5.1 are preliminary schedules showing (A) the various categories of Mandate assets transferred to Purchaser, and (B) the allocation of the Purchase Price among the assets identified in (A). If Purchaser or its outside auditors, upon subsequent review of such schedules, and completion of valuation of such assets believe that adjustment to the allocation shown thereon is required with respect to Purchaser’s financial reporting of the transaction, the Purchaser and Sellers will in good faith seek to resolve such disagreement. If they are unable to resolve the dispute, Purchaser shall be free to make such adjustments to the allocation as are required by its final analysis and the advice of its outside auditors for purposes of its own financial reporting of the transaction, but the Sellers shall have no obligation to make such adjustment in connection with their own reporting of the transaction. In such circumstances, the Sellers and Mandate acknowledge that the Purchaser’s treatment of the transaction for all Tax purposes, including all Tax Returns and any Tax controversies, shall be consistent with the Purchaser’s financial reporting of the transaction. Except as provided in the preceding sentences, unless there has been a Final Determination (as defined in Section 1313(a) of the Code) to the contrary, Purchaser, Sellers and Mandate, severally and not jointly, covenant and agree, for all Tax purposes, including all Tax Returns and any Tax controversies, not to take (and to cause any Affiliate or successors to their assets or businesses not to take) any position inconsistent with the schedules (including any revised schedules from and after the date of revision) prepared pursuant to this Section 5.1(c) or any other provision of this Agreement.
     (d) All Parties shall file their Tax Returns consistent with all provisions of this Agreement. The Sellers shall file or cause to be filed when due all income and franchise Tax Returns with respect to Taxes that are required to be filed by or with respect to Mandate and its Subsidiaries for Tax years or periods ending on or before the Closing Date and shall pay any Taxes (other than Accrued Taxes) due in respect of such Tax

Returns. Purchaser shall file or cause to be filed when due all other Tax Returns with respect to Taxes that are required to be filed by or with respect to Mandate and its Subsidiaries after the Closing Date; provided that a copy of each such return that covers a taxable period or portion thereof ending on or before the Closing Date shall be provided to the Mandate Representative at least thirty (30) days prior to the filing date for its review and approval, not to be unreasonably withheld. In addition, without limiting the foregoing, the Sellers and Purchaser hereby agree to the following with respect to the 2006 and 2007 federal and California state income and franchise Tax Returns that are required to be filed by or with respect to Mandate and its Subsidiaries:
     (i) 2006 Tax Returns. The Mandate Representative shall cause to be prepared the 2006 Tax Year federal and California state income Tax Returns of Mandate (the “2006 Tax Returns”). The Mandate Representative shall deliver drafts of the 2006 Tax Returns to Purchaser. Purchaser shall have the right to review and comment on such 2006 Tax Returns for a period of ten (10) days from the initial receipt of such 2006 Tax Returns. The Mandate Representative will consider such comments in good faith.
     (ii) 2007 Stub Period Tax Returns. To the extent that the Sellers’ sale of the Mandate Interests causes a termination of Mandate and any of its Subsidiaries that are classified as partnerships under Section 708(b)(1)(B) of the Code as of the Closing Date (the “2007 Stub Tax Period”), the Mandate Representative shall cause to be prepared and submitted to the Purchaser all federal and California state income Tax Returns of such entities showing the taxable income of Mandate (the “2007 Stub Period Tax Returns”), if any, for the 2007 Stub Tax Period. It shall be the Sellers’ sole responsibility, at the Sellers’ sole expense, to collect the information necessary for preparation of the 2007 Stub Period Tax Returns in accordance with the customary accounting procedures of the partnerships and the requirements of the Code and Treasury Regulations thereunder. The Mandate Representative shall deliver drafts of the 2007 Stub Period Tax Returns to Purchaser at least sixty (60) days prior to the due date for filing thereof. Purchaser shall have the right to review and comment on such 2007 Stub Period Tax Returns for a period of thirty (30) days from the initial receipt of such 2007 Stub Period Tax Returns. The Mandate Representative will consider such comments in good faith and shall have sole responsibility, subject to the assistance and cooperation described below, for the preparation and timely filing of the 2007 Stub Period Tax Returns with the applicable Governmental Body.
     (e) Assistance and Cooperation. From and after the Closing Date, the Purchaser and the Mandate Representative shall:
     (i) assist (and cause its respective assigns to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 5.1(b), and in obtaining any claims for refund to which the Sellers or the Purchaser are entitled, as applicable;

     (ii) cooperate fully in preparing for and conducting any audits of, or disputes with any Governmental Body regarding, any Tax Returns of the Sellers or Purchaser, or Mandate and its Subsidiaries;
     (iii) make available to the other party and to any Governmental Body as reasonably requested all records, documents, accounting data and other information relating or relevant to, the Taxes of the Sellers, Purchaser or Mandate and its Subsidiaries;
     (iv) furnish the other party with copies of all correspondence received from any Governmental Body in connection with any Tax audit or information request with respect to any such taxable period for which the other party may have a Liability under this Section 5.1; and
     (v) execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.1.
     (f) Tax Refunds. Any refunds (including interests thereon) of Taxes paid or indemnified by the Sellers pursuant to Article 8 shall be for the account of the Sellers. Any refunds (including interests thereon) of Taxes paid or indemnified by Purchaser shall be for the account of Purchaser. The Sellers hereby agree to assign and promptly remit to Purchaser all refunds (including interests thereon) of Taxes which Purchasers are entitled to hereunder and which are received by the Sellers and vice versa.
     (g) Contests.
     (i) Promptly after receipt by any Party or any of their Affiliates of a written notice of the assertion or commencement of any claim, assessment, deficiency, audit, review, examination or other proposed change or adjustment by any Governmental Body or any judicial or administrative proceeding (each, a “Tax Claim”) relating to a Pre-Closing Tax Period of Mandate (or any other Tax Claim for which the Sellers may be liable under this Agreement), the recipient shall notify in writing Purchaser and/or the Mandate Representative of the Tax Claim, as applicable. Such notice must be sent in a timely manner and must contain factual information (to the extent known) describing the Tax Claim in reasonable detail and must include copies of the notice and any or other document received from any Governmental Body in respect of any such Tax Claim.
     (ii) Except as provided in subparagraph (iv) below, the Mandate Representative shall have the right to control and direct the conduct, defense, prosecution, settlement and compromise of such Tax Claim and to file amended Tax Returns or claims for Tax refunds or credits with respect to Tax periods ending on or before the Closing Date, and to employ counsel of its choice at its expense in connection therewith; provided, however, that Purchaser and its representatives will be permitted, at their expense, to be present at all proceedings and to review all correspondence and submissions related to any such Tax Claim, amended Tax Return or claim for Tax refund or credit. Notwithstanding the foregoing, the Mandate Representative shall not have the right to settle, concede or compromise, either administratively or after the commencement of litigation, any such Tax Claim or file any amended Tax Return or claim for Tax refund or Tax credit, that would result in an aggregate increased Tax liability for Purchaser or its Affiliates (excluding Taxes covered by the Sellers’ indemnification obligations) of more than Thirty-Five Thousand Dollars ($35,000), excluding interest and penalties, without the prior written consent of Purchaser. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Sellers or Mandate have agreed to indemnify Purchaser or its Affiliates against such increased Tax liability.
     (iii) Except as provided in subparagraph (iv) below, Purchaser shall have the right to control and direct the conduct, defense, prosecution, settlement and compromise of any Tax Claim to the extent that such Tax Claim pertains to a taxable period beginning after the Closing Date; provided, however, that the Mandate Representative and its representatives will be permitted, at their expense, to be present at all proceedings and review all correspondence and submissions related to any such Tax Claim if it is reasonably foreseeable that the disposition thereof could affect the Sellers’ liability for Taxes to any Governmental Body or to Purchaser under this Agreement. Neither Purchaser nor any of its Affiliates (including Mandate) shall have the right to settle, concede or compromise, either administratively or after the commencement of litigation, any Tax Claim or file any amended Tax Return or claim for Tax refund or Tax credit, if such action would adversely affect the aggregate liability for Taxes of any Seller or their indemnification obligations to Purchaser under this agreement of more than Thirty-Five Thousand Dollars ($35,000), excluding penalties and interest, without the prior written consent of the Mandate Representative. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Purchaser has agreed to indemnify the Sellers against the effects of any such settlement.
     (iv) In the case of a Tax Claim involving a Tax liability or potential Tax liability of Mandate relating to a period beginning before and ending after the Closing Date (a “Straddle Period”), then the conduct of such Tax Claim shall be tendered to the Mandate Representative provided (1) the Tax Claim pertains solely to Taxes for which the Sellers are financially responsible under this Agreement and (2) the resolution of such Tax Claim shall not adversely affect the Purchaser’s tax reporting positions for items of income, gain, deductions and losses arising after the Closing Date. In all other cases relating to a Straddle Period, the Mandate Representative and the Purchaser will jointly conduct the Tax Claim using legal counsel or other tax advisors reasonably acceptable to both parties. Regardless of which party controls a Tax Claim under this subparagraph (iv), both the Purchaser and the Mandate Representative and their representatives will be permitted, at their expense, to be present at all proceedings and to review all correspondence and submissions related to such Tax Claim, and neither party shall, or cause or permit any of its Affiliates or Mandate to, settle, concede or compromise a Tax Claim relating to a Straddle Period without the prior written consent of the Mandate Representative (if the Sellers may be adversely affected thereby) or the prior written consent of LGE (if Purchaser or LGE maybe adversely affected thereby), which consent shall not be unreasonably withheld. Except as provided in the preceding sentence, all of the costs of the conduct of a Tax Claim relating to a Straddle Period that can be directly allocated to the portions of the Tax Claim for which the Sellers or Purchaser are financially responsible, as applicable, shall be so allocated to such parties and any costs that cannot be so allocated will be shared between Purchaser and the Sellers based on their proportionate amounts of the Tax that is ultimately assessed (or, if such Tax is not ultimately assessed, the proportionate amount of such Tax that was contested in such Tax Claim) that relates to the portion of such Straddle Period ending on the Closing Date and the portion thereof beginning after the Closing Date.
     (v) If the Parties are unable to resolve any dispute relating to the settlement of a Tax Claim, the matter shall be submitted to a mutually acceptable nationally recognized accounting firm for resolution, which accounting firm shall be instructed to resolve such dispute in accordance with the standards contained in this Section 5.1.
     5.2 Noncompetition Agreement Related to the Acquisition of Goodwill. In consideration for the transactions hereunder, each of J. Drake (it being acknowledged by J. Drake that he is a beneficiary of the Drake Family Trust) and Kahane, but not Goldsmith, severally and not jointly, covenants and agrees to the following:
     (a) Noncompetition Covenants. Such Mandate Individual agrees that during the Restrictive Term such Mandate Individual will not, without the prior written consent of Purchaser, which consent may be withheld in its sole and absolute discretion, directly or indirectly, either alone or in association or in connection with or on behalf of any Person now existing or hereafter created: (i) be or become engaged in, directly or indirectly, any Competitive Business, including being or becoming an organizer, investor, lender, partner, joint venturer, stockholder, officer, director, employee, manager, independent sales representative, associate, consultant, or agent of, to or from any Competitive Business (including by virtue of holding any beneficial interest, or serving as a trustee or in a similar capacity, in any Person that is, directly or indirectly, an investor or stockholder in any Competitive Business); or (ii) use or authorize the use of his name or any part thereof to be used or employed in connection with any Competitive Business (collectively and severally, the “Noncompetition Covenants”).
     (b) Antisolicitation. Such Mandate Individual agrees that during the Restrictive Term, such Mandate Individual will not, directly or indirectly, solicit for hire any salaried employee of LGE or any of its present or future Subsidiaries or Affiliates, or either directly or indirectly, solicit for hire on behalf of any third party any salaried employee of LGE or any such Subsidiary or Affiliate, without the prior written consent of LGE, excluding such Mandate Individual’s executive assistant.
     (c) Antihiring. Such Mandate Individual agrees that during the Restrictive Term, such Mandate Individual will not, directly or indirectly, hire any salaried employee of LGE or any of its present or future Subsidiaries or Affiliates, or either directly or indirectly, hire on behalf of any third party any salaried employee of LGE or any such Subsidiary or Affiliate, without the prior written consent of LGE, excluding such Mandate Individual’s executive assistant.
     (d) Exception. Nothing in this Section 5.2 will prevent such Mandate Individual from (i) beneficially holding a passive investment up to five percent (5%) of any class of Equity Interests of a Competitive Business, (ii) serving as an employee or consultant to, or in any other capacity with, LGE or any of its present or future Subsidiaries or Affiliates or (iii) soliciting or hiring, in connection with an activity that does not constitute a Competitive Business, any Person who has previously provided services to LGE or any present or future Subsidiary or Affiliate of LGE solely in connection with a specific production, and nothing in this Section 5.2 shall apply to Ghost House Mobile.
     (e) Separate Covenants. The Noncompetition Covenants will be construed to be divided into separate and distinct Noncompetition Covenants with respect to (i) each jurisdiction of the territory and (ii) each matter or type of conduct described therein. Each such divided Noncompetition Covenant will be separate and distinct from all such other Noncompetition Covenants with respect to the same or any other aspect of the business of LGE and its Subsidiaries.
     (f) Acknowledgements. Such Mandate Individual acknowledges and agrees that: (i) the covenants and the restrictions applicable to it contained in the Noncompetition Covenants are necessary, fundamental and required for the protection of the business of LGE and its Subsidiaries (including Mandate and its Subsidiaries after Closing); (ii) the Noncompetition Covenants relate to matters that are of a special, unique and extraordinary value; (iii) a breach by such Mandate Individual of any of the Noncompetition Covenants applicable to him will result in irreparable harm and damages that cannot be adequately compensated by a monetary award, and accordingly LGE and its Subsidiaries will be entitled to injunctive or other equitable relief to prevent or redress any such breach; (iv) such Mandate Individual is a holder of an Equity Interest in Mandate and at the Closing is selling all of such Equity Interests pursuant to this Agreement; (v) in connection with such sale of equity, LGE and Purchaser have required and such Mandate Individual has agreed, as a condition to the purchase by Purchaser of the Mandate Membership Interests, that such Mandate Individual enter into these Noncompetition Covenants; (vi) such Mandate Individual understands that Purchaser would not acquire any of the Mandate Membership Interests if such Mandate Individual did not enter into this Agreement and these Noncompetition Covenants; and (vii) such Mandate Individual is entering into these Noncompetition Covenants in connection with the transactions contemplated under this Agreement.
     (g) Judicial Limitation. Notwithstanding the foregoing provisions of this Section 5.2, if at any time a court of competent jurisdiction or arbitrator holds that any portion of any Noncompetition Covenant is unenforceable by reason of its extending for too great of a period of time or over too great of a geographical area or by reason of its being too extensive in any other respect, such Noncompetition Covenant will be interpreted to extend only over the maximum period of time, maximum geographical area, or maximum extent in all other respects, as the case may be, as to which it may be enforceable all as determined by such court or arbitrator in such action.
     5.3 Nondisclosure. Subject to Section 5.4, Sellers and LGE agree to hold, and will cause their respective controlled Affiliates, directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any information regarding the other Parties, the existence of this Agreement or any of the terms and conditions of this Agreement or any other agreement or transaction contemplated by this Agreement confidential, except: (i) to the extent necessary to comply with the Law or the valid order of a court of competent jurisdiction, in which event(s) the party making such disclosure shall so notify the other as promptly as practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information, (ii) to the extent necessary to comply with SEC, NASDAQ or similar disclosure requirements, (iii) to its parent and affiliated companies, their lenders (and their respective advisors and attorneys), prospective financiers and investors (and such persons’ investment bankers, agents, attorneys, accountants and necessary experts), auditors, investment bankers, attorneys and similar professionals, provided that such companies, banks, advisors, financiers, investors, investment bankers, experts, auditors, accountants, attorneys and similar professionals agree to be bound by the provisions of this subparagraph, and (iv) in order to enforce its rights pursuant to this Agreement.
     5.4 Public Announcements. Purchaser and the Mandate Representative, on behalf of the Sellers, shall mutually approve any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no Party shall issue any press release or make any public statement regarding the transactions contemplated hereby prior to obtaining such Party’s prior written approval (as applicable).
     5.5 Additional Tax Matters.
     (a) Mandate can make Tax Distributions to each Seller prior to the Closing in an aggregate amount that does not exceed such Seller’s estimated federal and California state income tax liability attributable to such Seller’s distributable share of Estimated 2007 Stub Period Taxable Income (the “2007 Tax Distributions”). There shall be a post-Closing adjustment to the Base Consideration in order to reconcile (i) the 2007 Tax Distributions made to each Seller with (ii) the federal and California state income tax liability of such Seller with respect to such Seller’s distributable share of the Actual 2007 Stub Period Taxable Income reported in the Actual 2007 Stub Period Tax Return. The amount of such adjustment shall be calculated as follows: within thirty (30) days after the Mandate Representative has filed or caused to be filed the 2007 Stub Period Tax Returns in accordance with Section 5.1(e), the Mandate Representative shall calculate the federal and California state income tax liability of each Seller, in each case, based on such Seller’s distributive share of Actual 2007 Stub Period Taxable Income. The federal and California state income taxes of each Seller shall be calculated based on such Seller’s distributable share of the Actual 2007 Stub Period Taxable Income reflected on the K-1 issued to such Seller for the 2007 Stub Period, multiplied by the highest federal and California state tax rate (or rates) applicable to an individual resident in the State of California with respect to the Actual 2007 Stub Period Taxable Income (with the

California state tax treated as a deduction against federal income). If the aggregate federal and California state income tax payable by the Sellers, as so computed, exceeds the 2007 Tax Distributions, Purchaser shall make an aggregate cash payment to the Sellers equal to such excess. If the aggregate federal and California state income tax payable by the Sellers, as so computed, is less than the 2007 Tax Distributions, the Sellers shall pay the difference to Purchaser based on the differential between each Seller’s actual marginal tax liability for the Actual 2007 Stub Period Taxable Income and the estimated 2007 Tax Distribution made to each Seller in the form of a cash payment to be remitted directly to Purchaser without any offsets for any other amounts that Purchaser may owe to the Sellers under other provisions of this Agreement or otherwise.
     (b) For purposes of this Section 5.5:
“2007 Tax Distributions” shall have the meaning ascribed to such term in Section 5.5 of this Agreement; provided, however, that in no event shall any amount distributed to the Sellers prior to August 17, 2007 be treated as a 2007 Tax Distribution.
“Actual 2007 Stub Period Taxable Income” means (A) for federal income tax purposes, Mandate’s actual federal taxable income reported for the 2007 Stub Period (as set forth in the applicable 2007 Stub Period Tax Return) and (B) for California income tax purposes, Mandate’s actual California state taxable income reported for the 2007 Stub Period (as set forth in the applicable 2007 Stub Period Tax Return); provided, however, that the Actual 2007 Stub Period Taxable Income shall not include any taxable income incurred by Mandate as a result of the sale of the Mandate Membership Interests pursuant to this Agreement.
“Estimated 2007 Stub Period Taxable Income” means (A) for federal income tax purposes, Mandate’s estimated federal taxable income for the 2007 Stub Period, and (B) for California state income tax purposes, Mandate’s estimated California state taxable income for the 2007 Stub Period; provided, however, that the Estimated 2007 Stub Period Taxable Income shall not include any taxable income incurred by Mandate as a result of the sale of the Mandate Membership Interests pursuant to this Agreement.
     (c) Schedule 5.5(c) attached hereto sets forth 2007 Tax Distributions through the date hereof.
     5.6 Release.
     (a) Each of the Sellers, J. Drake and M. Drake (each, a “Seller Releasor”) hereby irrevocably releases and forever discharges LGE, Mandate and each of their respective Subsidiaries and Affiliates (other than Ghost House Mobile), whether direct or indirect, and their present and former directors, officers, employees, members, partners and shareholders and the respective successors, agents and assigns of any of the foregoing (such Persons are collectively referred to as the “Purchaser Covered Persons”) from any and all obligations, Liabilities, damages, costs, claims, complaints, charges or causes of action in law or equity that such Seller Releasor or such Seller Releasor’s heirs, administrators, successors or assigns may now have or may ever have against any of the Purchaser Covered Persons, whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown, and which have or may have arisen out of any act or omission occurring prior to the Closing arising out of or relating to, or in connection with any facts or circumstances relating to Mandate or any of its Affiliates which existed on or prior to the Closing Date; provided, however, that the foregoing shall in no way modify or otherwise limit the rights of the Seller Releasors under this Agreement or the other agreements entered into in connection herewith or therewith; provided, further, however, that the foregoing release shall not apply to any obligation or Liability (i) to reimburse Kahane, Goldsmith or J. Drake for any bona fide business expenses incurred in the Ordinary Course of Business prior to Closing in accordance with Mandate’s reimbursement policies, (ii) to Kahane, Goldsmith or J. Drake for unpaid salary or bonuses earned prior to Closing or vacation accrued prior to Closing or (iii) for bona fide benefits relating to the period prior to Closing owing to Kahane, Goldsmith or J. Drake or any of their beneficiaries under any Plans.
     (b) Mandate and each of its Subsidiaries (each, a “Mandate Releasor”) hereby irrevocably releases and forever discharges each Seller, J. Drake and M. Drake and their respective Affiliates (it being understood that Purchaser, Mandate and their respective Subsidiaries shall not be deemed Affiliates of the Sellers, J. Drake or M. Drake for purposes of determining the releasees under this clause (b)), whether direct or indirect, and their present and former directors, officers, employees, members, partners and shareholders and the respective successors, agents and assigns of any of the foregoing (such Persons are collectively referred to as the “Seller Covered Persons”), from any and all obligations, Liabilities, damages, costs, claims, complaints, charges or causes of action in law or equity that such Mandate Releasor or such Mandate Releasor’s heirs, administrators, successors or assigns may now have or may ever have against any of the Seller Covered Persons, whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown, and which have or may have arisen out of any act or omission occurring prior to the Closing arising out of, relating to, or in connection with any facts or circumstances relating to Mandate or any of its Subsidiaries which existed on or prior to the Closing Date; provided, however, that the foregoing shall in no way modify or otherwise limit the rights of the Mandate Releasors under this Agreement or the other agreements entered into in connection herewith; provided, further, that the foregoing release shall not release the Seller Covered Persons from any obligations, Liabilities, damage, costs, claims, complaints, charges or causes of action in law or in equity that the Mandate Releasor or such Mandate Releasor’s heirs, administrators, successors or assigns may now have or may ever have against any of the Seller Covered Persons whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown, which have or may have arisen out of, or relating to, fraud, intentional misconduct or recklessness on the part of the Seller Covered Persons.
     (c) Each of the Seller Releasors and the Mandate Releasors (collectively, the “Releasors”) acknowledges and agrees that the releases set forth in this Section 5.5 are not to be construed in any way as (i) an admission of any Liability whatsoever by any Releasor under any Law or (ii) any such Liability having been expressly denied.

     (d) Each of the Releasors expressly waives and releases any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous Law of any other state), which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”
     5.7 Indemnity. Purchaser shall, to the fullest extent permitted by Law, cause Mandate and its Subsidiaries to honor all of their obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) each Covered Person for any and all acts or omissions by such Covered Persons occurring prior to the Closing Date to the extent that such obligations of Mandate or a Subsidiary exist on the date of this Agreement pursuant to the Constitutive Documents of Mandate or a Subsidiary, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms thereof as currently in effect until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions.
     5.8 D&O and EPLI Insurance. Purchaser shall cause Mandate and its Subsidiaries to maintain in effect for a period of not less than six (6) years from and after the Closing Date an insurance policy providing tail coverage with respect to events occurring prior to the Closing Date continuing Mandate’s existing director and officer insurance coverage and EPLI coverage on substantially the same terms and conditions as of the date hereof; provided, however, that the cost of such tail coverage shall not exceed Seventy Thousand Dollars ($70,000).
     5.9 Payroll and Bonus Adjustments to Purchase Price. Purchaser shall pay, and shall cause each of its Affiliates responsible for payroll for employees of subsidiaries of LGE to pay, on the first payroll date on or following the Closing Date, salaries for all employees of Mandate and its Subsidiaries in such amounts as would be paid if they had been employed by a Subsidiary of LGE for the entire payroll period applicable to such payroll date. To the extent bonuses payable to employees of Mandate and its Subsidiaries in connection with the Closing have reduced the Purchase Price (and it is agreed that the Purchase Price reflects a reduction for the maximum amount described on Section 3.16(h) of the Mandate Disclosure Schedule), Purchaser shall cause all such bonuses that remain unpaid after Closing to be paid on or prior to the payroll date referred to in the previous sentence.
     5.10 Additional Services.
     (a) After the expiration of the Term (as defined in the J. Drake Employment Agreement), upon request of LGE, J. Drake will agree to furnish non-exclusive services as a senior executive or senior manager of Mandate Holdings LLC (“Mandate Holdings”) on a year to year basis for a period of up to seven (7) years. J. Drake’s other personal or professional obligations shall have first priority over any obligations to Mandate Holdings. J. Drake’s services for Mandate Holdings will be rendered at such times and locations as shall be mutually agreed upon by them.

     (b) Mandate Holdings will have no assets or operations other than a specified, limited range of activities related solely to derivative rights for the Motion Pictures “Bodyguard,” “The Grudge” and “Harold and Kumar.”
     (c) LGE and Mandate Holdings hereby acknowledge and agree that there are no, and have been no, express or implied representations or warranties made by any party hereto that any of the arrangements described in this Section 5.10 can or will preserve or protect any of the rights that Mandate or any of its Affiliates may have under any agreements that condition such rights on any particular facts or conditions relating to J. Drake’s ownership of, management of or services for Mandate or any of its Affiliates.
     (d) LGE will indemnify, defend and hold harmless J. Drake from any and all claims, suits, losses, damages, liabilities, obligations, fines, penalties, costs and expenses arising from, relating to, or in connection with the arrangements described in this Section 5.10 other than as a result of J. Drake’s willful misconduct.
     (e) J. Drake will use good faith efforts to negotiate with a subsequent employer to permit him to render such services. If J. Drake owns or controls his subsequent employer, such subsequent employer will not prohibit J. Drake from rendering such services.
     (f) J. Drake agrees that neither J. Drake nor any Affiliate of J. Drake will acquire the derivative rights specified in clause (b) of this Section 5.10 if LGE and/or Mandate loses them. J. Drake also agrees not to initiate any efforts on behalf of, or take affirmative acts to facilitate any efforts of, any subsequent employer to acquire such rights if LGE and/or Mandate loses them.
ARTICLE 6
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ARTICLE 7
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ARTICLE 8
INDEMNIFICATION
     8.1 Survival of Representations and Warranties. Each representation and warranty contained in this Agreement will survive the Closing and continue in full force and effect until the twelve (12)-month anniversary of the Closing Date, except the representations and warranties set forth in Section 3.2 (Status, Power and Enforceability), Section 3.3(a), Section 3.3(b), Section 3.8 (Tax Matters), Section 3.16(d)(i), Section 3.20 (No Brokers or Finders), Section 4.1(a) (Status and Enforceability), Section 4.1(d) (Mandate Membership Interests), Section 4.1(e) (No Brokers or Finders), Section 4.2(a) (Status, Power and Enforceability), and Section 4.2(d) (No Brokers or Finders) (the representations and warranties specifically referenced are collectively referred to herein as the “Fundamental Representations”), which will survive the Closing and will continue in full force and effect indefinitely, subject to any applicable statute of limitations, and the representations and warranties set forth in Section 4.2(e) (Shares) and Section 4.2(f) (SEC Reports), which shall survive the Closing and continue in full force and effect until the thirty (30)-month anniversary of the Closing. The covenants contained in this Agreement shall survive in accordance with their respective terms, subject to any applicable statute of limitations.
     The expiration of covenants, representations and warranties provided herein shall not affect the right of any Indemnified Party in respect of any claim made by such Indemnified Party in an Indemnification Notice or a notice of a Third Party Claim that is delivered pursuant to and in compliance with the provisions of this Article 8 prior to the expiration date(s) specified above. However, no claim for indemnification pursuant to this Article 8 may or shall be made unless written notice pursuant to this Article 8 is delivered to the Indemnifying Party and such notice is received before the expiration of the applicable survival period set forth in Section 8.1.
     8.2 Indemnification Provisions for Purchaser’s Benefit. (a) Subject to the other provisions of this Article 8, Sellers, jointly and severally, shall indemnify, defend and hold harmless each of the Purchaser Indemnified Parties against, and reimburse any Purchaser Indemnified Party for, all Damages that such Purchaser Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with any of the following:
     (i) any breach of a representation or warranty made by Mandate in this Agreement;
     (ii) any breach of a covenant made by Mandate in this Agreement;
     (iii) any and all liabilities and obligations, whenever arising, related to or arising from Ghost House Mobile;
     (iv) the Excluded Tax Liabilities;
     (v) any Liability incurred by LGE pursuant to Section 1 of the Indemnification Agreement with respect to Guaranty Obligations (as defined in the Indemnification Agreement) to the extent incurred, arising from or relating to the period prior to the date hereof to the extent that such Liability is in excess of $275,000 in the aggregate; provided, however, that the Sellers’ obligation to indemnify, defend, reimburse and hold harmless the Purchaser Indemnified Parties under this clause (v) shall terminate on the twelve (12)-month anniversary of the Closing; and
     (vi) claims relating to the matters set forth in Section 3.14(a) of the Mandate Disclosure Letter (the “Potential Claims”); provided, however, that the Sellers’ obligation to indemnify, defend, reimburse and hold harmless the Purchaser Indemnified Parties with respect to Item 2 in Section 3.10(e) and Section 3.10(f) of the Mandate Disclosure Letter that is incorporated into Section 3.14(a) of the Mandate Disclosure Letter shall terminate on the twelve (12)-month anniversary of the Closing.
     (b) Subject to the other provisions of this Article 8, each Seller, severally and not jointly, shall indemnify, defend and hold harmless each of the Purchaser Indemnified Parties against, and reimburse any Purchaser Indemnified Party for, all Damages that such Purchaser

Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with any of the following:
     (i) any breach of a representation or warranty made by such Seller in this Agreement; and
     (ii) any breach of a covenant made by such Seller in this Agreement.
     8.3 Indemnification Provisions for the Sellers’ Benefit. Subject to the other provisions of this Article 8, Purchaser shall indemnify, defend and hold harmless each of the Seller Indemnified Parties against and reimburse any Seller Indemnified Party for all Damages, that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any breach of representation or warranty or covenant by LGE or Purchaser set forth in this Agreement.
     8.4 Indemnification Notice; Holdback Shares Offset.
     (a) Subject to the additional requirements of Section 8.5 in the event of a Third Party Claim, if any Purchaser Indemnified Party wishes to make any indemnification claim under Section 8.2, such Purchaser Indemnified Party shall first provide to the Mandate Representative a written notice of such claim (an “Indemnification Notice”) setting forth in reasonable detail the basis for the claim and Purchaser’s best estimate of the amount of the claim and attaching thereto all notices, complaints or materials related thereto. Thereafter, the Mandate Representative shall have fifteen (15) Business Days following such party’s receipt of the Indemnification Notice in which to deliver notice of objection to such claim to the Purchaser Indemnified Party. If no objection notice is given, then the claim in the amount (the “Unobjected Amount”) alleged by the Purchaser Indemnified Party in the Indemnification Notice shall be deemed to be valid and indemnifiable pursuant hereto. If a notice of objection is timely given or if the claim involves a Third Party Claim, then the claim shall be resolved pursuant to Section 8.5 or 9.15, as applicable, and any amount determined to be owed by the Sellers to the Purchaser Indemnified Parties shall be referred to as a “Resolved Amount.” If there is an Unobjected Amount or Resolved Amount, the Purchaser Indemnified Party shall promptly after the determination thereof provide written notice thereof (the “Resolved Claim Notice”) to the Mandate Representative.
     (b) If a Resolved Claim Notice is given by a Purchaser Indemnified Party at a time when there are Holdback Shares still to be issued by LGE, LGE shall offset on behalf of such Purchaser Indemnified Party either the Resolved Amount or Unobjected Amount, as applicable, against such Holdback Shares as follows (subject to Section 8.4(c) and without limiting Section 8.6):
     (i) If and to the extent that the Sellers’ Indemnification Cap has not then been reached or exceeded by prior or concurrent offsets, LGE shall use the Indemnity Holdback Shares to offset the Resolved Amount or Unobjected Amount, as applicable, against each Seller’s Indemnity Holdback Shares (based on the same price used to determine the number of Indemnity Holdback Shares to be issued to such Seller pursuant to Section 2.2(b)) pursuant to such Seller’s respective Indemnity Holdback Sharing Percentage, in accordance with this Article 8. For purposes hereof, the “Indemnity Holdback Sharing Percentage” for each Seller shall be the total number of Indemnity Holdback Shares to be issued to such Seller under Section 2.2 (without regard to offsets or holdbacks) divided by the total number of Indemnity Holdback Shares to be issued to all Sellers under Section 2.2.
     (ii) If the Sellers’ Indemnification Cap has then been or is reached or exceeded by prior or concurrent offsets, and if the Resolved Amount or Unobjected Amount results from the indemnity contemplated by Section 8.2(a)(v) (the “Special Indemnity”), LGE shall instead use a portion of Regular Holdback Shares to offset such Resolved Amount or Unobjected Amount, as applicable, against each Seller’s Regular Holdback Shares (based on the same price used to determine the number of such shares to be issued to such Seller pursuant to Section 2.2(b)) pursuant to such Seller’s respective Indemnity Holdback Sharing Percentage, in accordance with this Article 8; provided that in no event shall the aggregate amount of offsets pursuant to this Section 8.4(b)(ii) exceed the Sellers’ Special Indemnification Cap.
     (iii) If the Sellers’ Indemnification Cap has then been or is reached or exceeded by prior or concurrent offsets, and if the Resolved Amount or Unobjected Amount relates to a Fundamental Claim or instances of fraud or willful misconduct, then the Regular Holdback Shares shall be used by the Purchaser Indemnified Party as first recourse to satisfy such Resolved Amount or Unobjected Amount to the extent of such remaining portion in excess of the Indemnification Cap as follows: LGE shall offset against each Seller’s Regular Holdback Shares a number of shares equal to the product of (x) the Resolved Amount or Unobjected Amount, as applicable, and (y) such Seller’s Sharing Percentage, divided by (z) the then current Average Price in accordance with this Article 8.
     (c) Notwithstanding anything else contained in this Agreement, Purchaser acknowledges and agrees, on behalf of itself and on behalf of the other Purchaser Indemnified Parties, that (i) offset pursuant to and in accordance with Section 8.4(b) against the Holdback Shares shall be used by the Purchaser Indemnified Party as first recourse to satisfy any and all amounts owed to a Purchaser Indemnified Party pursuant to Article 8, and (ii) except with respect to (A) claims relating to Fundamental Representations (“Fundamental Claims”) and (B) instances of fraud or willful misconduct, it is agreed that (1) offset pursuant to and in accordance with Section 8.4(b)(i) for up to and not in excess of Five Million Dollars ($5,000,000) worth of shares of LGE Common Stock (i.e. the Indemnity Holdback Shares) together with (2) offset pursuant to and in accordance with Section 8.4(b)(ii) for up to and not in excess of an additional Two Million Five Hundred Thousand Dollars ($2,500,000) worth of shares of LGE Common Stock that are Regular Holdback Shares (the “Additional Offset Shares”) but solely with respect to the Special Indemnity if the Sellers’ Indemnification Cap has first been exceeded, shall be the Purchaser Indemnified Party’s sole and exclusive recourse to satisfy any amounts owed to a Purchaser Indemnified Party pursuant to Article 8. Once the Indemnity Holdback Shares and Additional Offset Shares are so depleted, the Purchaser Indemnified Parties shall have no right or remedy against any Seller with respect to any amounts that may be owed by a Seller to a Purchaser Indemnified Party, except with respect to a Fundamental Claim or instances of fraud or willful misconduct. Notwithstanding the foregoing, if an offset is made hereunder in satisfaction of a Resolved Amount or Unobjected Amount pursuant to the Special Indemnity that serves to deplete or is credited towards the Sellers’ Indemnification Cap, the Sellers’ Indemnification Cap will be increased dollar-for-dollar (and the Sellers’ Special Indemnification Cap will be decreased dollar-for-dollar) to the extent of such Resolved Amount or Unobjected Amount, up to but not in excess of Two Million Five Hundred Thousand Dollars ($2,500,000). For purposes of clarity, the intention of the preceding sentence is to ensure that the Purchaser Indemnified Parties are not prejudiced by the timing in which claims are made (i.e. whether claims for the Special Indemnity are made, settled or resolved before or after other claims under this Article 8), not to increase the overall caps on indemnification obligations contemplated by the Sellers’ Indemnification Cap and the Sellers’ Special Indemnification Cap.
     (d) If there is then outstanding a pending bona fide claim pursuant to an Indemnification Notice at a time when Indemnity Holdback Shares or Additional Offset Shares are to be delivered pursuant to Section 2.8, LGE shall be entitled to hold back from such delivery Indemnity Holdback Shares or Additional Offset Shares on the same basis as set forth in Sections 8.4(b)(i) and 8.4(b)(ii) with respect to Resolved Claim Notice (substituting the amount of the bona fide claim in such Indemnification Notice for the Resolved Amount or Unobjected Amount) until the resolution thereof, and, upon such resolution, LGE shall promptly deliver such shares to the Sellers or offset such shares pursuant to this Section 8.4 in accordance with the resolution of such claim and this Article 8. The parties acknowledge that the Potential Claims will not be treated as bona fide claims solely for purposes of this Section 8.4(d) until such time as further developments occur beyond those described in the Mandate Disclosure Letter.
     8.5 Third Party Claim Procedures. In order for any Indemnified Party to be entitled to any indemnification provided for under Section 8.2 or Section 8.3 hereof in respect of, arising out of or involving a claim made by any Person (other than a Party) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must give an Indemnification Notice to the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Upon receipt of a written notice of a Third Party Claim, the Indemnifying Party will have the right to promptly assume the defense and control of such Third Party Claim; provided, however, that such right shall be conditioned upon the Indemnified Party receiving written notice of such assumption by the Indemnifying Party within fifteen (15) days of its receipt of notice of such Third Party Claim from the Indemnified Party. Purchaser shall be deemed to have given notice with respect to the Potential Claims on the date hereof and the Mandate Representative shall be deemed to have provided notice of assumption of the defense and control of the Potential Claims. If the Indemnifying Party does not assume the defense and control of such Third Party Claim but the Indemnified Party does assume such defense, then the Indemnified Party shall keep the Indemnifying Party reasonably informed on the progress of such defense. If the Indemnifying Party timely assumes the defense and control of such Third Party Claim, the Indemnified Party shall be allowed an opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees and expenses of such separate counsel for the Indemnified Party if both the Indemnifying Party and the Indemnified Party are named in the Third Party Claim and if the Indemnified Party has been advised in writing by outside counsel that there may be one or more bona fide legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party such that the representation by one counsel of both the Indemnifying Party and the Indemnified Party in any such Third Party Claim would be inappropriate due to a conflict of interest. Each of the Sellers or Purchaser, as the case may be, shall, and shall cause each of its respective Affiliates to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. Neither the Indemnifying Party nor the Indemnified Party may consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the prior written consent of the other, provided that such consent will not be unreasonably withheld; provided further that no such consent of the Indemnified Party will be needed if any such settlement effected by the Indemnifying Party obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim. Notwithstanding the foregoing, any Purchaser Indemnified Party shall have the right to control (subject to the limitations set forth above) the defense of any Third Party Claim against such Purchaser Indemnified Party in the event Purchaser reasonably in good faith believes based on the advice of outside counsel that the Damages with respect to such Third Party Claim, when aggregated with all other satisfied or pending Damages subject to indemnification pursuant to Section 8.2, will exceed the Sellers’ Indemnification Cap by more than Five Hundred Thousand Dollars ($500,000), provided that the foregoing right to control shall not apply with respect to a Third Party Claim that involves a Fundamental Representation or instances of fraud or willful misconduct.
     8.6 Other Indemnification Provisions. Regardless of anything else contained in this Agreement:
     (a) The Sellers’ indemnification obligations to the Purchaser Indemnified Parties under this Agreement shall not exceed in the collective aggregate Five Million Dollars ($5,000,000) (i.e., the Indemnity Holdback Shares) (the “Sellers’ Indemnification Cap”) and, with respect to the Special Indemnity if the Sellers’ Indemnification Cap has first been exceeded, an additional Two Million Five Hundred Thousand Dollars ($2,500,000) (i.e. the Additional Offset Shares) (the “Sellers’ Special Indemnification Cap”); provided, however, that the Sellers’ Indemnification Cap and the Sellers’ Special Indemnification Cap shall not be applicable to (i) any breach of any of the Fundamental Representations, or (ii) instances of fraud or willful misconduct; with respect to which, in each case, the Purchaser Indemnified Parties shall have the right to proceed against the Sellers jointly and severally, except with respect to a breach of Fundamental Representations in Article 4 and instances of fraud or willful misconduct relating to a representation and warranty in Article 4, in which case the Purchaser Indemnified Parties shall have the right to proceed against the Seller in breach of such Fundamental

Representations in Article 4. Regardless of the foregoing proviso and regardless of anything else contained in this Agreement, in absolutely no event shall any Seller be liable in the aggregate to the Purchaser Indemnified Parties for more than the total net proceeds received or to be received by such Seller under this Agreement. For purposes of clarity, subject to the terms and conditions of this Agreement, if there are no claims made by Purchaser Indemnified Parties other than pursuant to Section 8.2(a)(v), then the aggregate indemnification obligations under Section 8.2(a)(v) therefor shall be an amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).
     (b) Excluding any instances of fraud or willful misconduct by any of the Parties, in no event shall any Party be liable to another Party under this Agreement for special or punitive damages. In addition, in no event shall any Party be liable to another Party under this Agreement for consequential, incidental or indirect damages, loss of business reputation, lost opportunity, diminution in value or (other than in connection with a breach of Section 3.10(d)(i) and/or in connection with a breach of a representation or warranty set forth in Section 3.12(b) with respect to the Specified Rights) lost profits.
     (c) Solely for purposes of determining the amount of any Damages arising out of, relating to or resulting from any breach of any representation or warranty in this Agreement, but not for purposes of determining whether or not a breach of any such representations and warranties has occurred, such breached representations and warranties shall be considered without giving effect to any limitation or qualifications as to “materiality,” “Material Adverse Effect” or any other derivation of the word “material.” The Sellers shall have no obligation to indemnify the Purchaser Indemnified Parties against Damages pursuant to this Agreement with respect to inaccuracies or breaches of representations and warranties made by Mandate or the Sellers unless the Damages related to any such individual inaccuracy or breach are greater than Fifteen Thousand Dollars ($15,000). Furthermore, the Sellers shall have no obligation to indemnify the Purchaser Indemnified Parties against Damages pursuant to this Agreement with respect to inaccuracies or breaches of representations and warranties made by Mandate or the Sellers unless the aggregate of all Damages suffered or incurred by the Purchaser Indemnified Parties with respect to inaccuracies or breaches of representations and warranties exceeds Four Hundred Thousand Dollars ($400,000) in the aggregate (the “Indemnity Basket”) (in which event the Purchaser Indemnified Parties shall be entitled to indemnification only for Damages in excess of Two Hundred Thousand Dollars ($200,000) (the “Indemnity Deductible”)). For purposes of determining the amount of any Damages to be counted or credited against the Indemnity Basket and the Indemnity Deductible (but not for determining whether a breach has occurred), the representation and warranty contained in the first sentence of Section 3.14 shall be considered without giving effect to the Fifty Thousand Dollar ($50,000) threshold contained therein.
     (d) To the extent permitted by Law, any indemnification payment made by a Party hereunder will be treated as an adjustment to the Base Consideration received by such Party, without double-counting.
     (e) The amount of any Damages for which indemnification is provided under this Article 8 shall be net of any amounts recovered or recoverable by such Indemnified Party under insurance policies or other collateral sources with respect to such Damages. The Purchaser Indemnified Parties shall use reasonable efforts to pursue such insurance policies or collateral sources, and in the event the Purchaser Indemnified Parties receive any recovery, the amount of such recovery shall be applied first, to refund any payments made by the Indemnifying Parties in respect of indemnification claims pursuant to this Article 8 which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to the Purchaser Indemnified Parties.
     (f) Except as provided in Section 9.13, Purchaser acknowledges and agrees, on behalf of itself and on behalf of the other Purchaser Indemnified Parties that, except in the case of fraud, their sole and exclusive remedy with respect to the subject matter of this Agreement (including any claims of breach, violation, or non-performance or otherwise) shall be pursuant to the indemnification provisions set forth in this Article 8.
ARTICLE 9
MISCELLANEOUS
     9.1 Entire Agreement. This Agreement, together with the Exhibits, Schedules and Disclosure Letters hereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto and thereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior or other understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions. Except as expressly contemplated by Article 8, there are no third party beneficiaries having rights under or with respect to this Agreement.
     9.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.
     9.3 Assignments. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any attempted assignment in derogation of this sentence shall be null and void.
     9.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three (3) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to the Sellers:
To the Mandate Representative as set forth below.
If to Mandate:
Mandate Pictures, LLC
c/o Lions Gate Entertainment, Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attention: Wayne Levin

Tel: (310) 255-3853
Fax: (310) 255-3860
With a copy to (which will not constitute notice pursuant to this Section 9.4):
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503
Attention: Joshua B. Grode
Tel: (310) 500-3500
Fax: (310) 500-3501
If to the Mandate Representative:
Joseph Drake, as the Mandate Representative
2795 McConnell Drive
Los Angeles, California 90064
Tel: (310) 837-1992
Fax: (310) 837-1983
With a copy to (which will not constitute notice pursuant to this Section 9.4):
O’Melveny & Myers LLP
1999 Avenue of the Stars, 7th Floor
Los Angeles, California 90067-6035
Attention: Steven Grossman
Tel: (310) 553-6700
Fax: (310) 246-6779
If to Purchaser or LGE:
Lions Gate Entertainment, Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attention: Wayne Levin
Tel: (310) 255-3853
Fax: (310) 255-3860
With a copy to (which will not constitute notice pursuant to this Section 9.4):
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503
Attention: Joshua B. Grode

Tel: (310) 500-3500
Fax: (310) 500-3501
     Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     9.5 Ownership of Purchaser Equity. For purposes of this Agreement and the other Transaction Documents, all LGE Common Stock issued in connection with this Agreement shall be deemed to be owned exclusively by the owner of record, and any transfer by gift, will, operation of law, dissolution of marriage or otherwise to such owner’s present or prospective spouse or present or prospective domestic partner or cohabitant (each of which being referred to as a “spouse” for purposes of this Section 9.5) shall be subject to all of the terms and conditions of this Agreement.
     9.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which, when executed and delivered, will be deemed an original but all of which together will constitute one and the same instrument. A PDF or fax signature page shall be deemed an original signature page.
     9.7 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     9.8 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by the Parties (except that the Mandate Representative may act for the Sellers, to the extent provided in Section 2.10).
     9.9 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.
     9.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Except with respect to Tax representations and warranties (which are solely covered by Section 3.8), environmental representations and warranties (which are solely covered by Section 3.17), ERISA, labor, employee and employee benefit representations and warranties (which are solely covered by Sections 3.15 and 3.16), and Intellectual Property and Motion Picture representations and warranties (which are solely covered by Sections 3.10 and 3.11) (provided that the foregoing limitations or exclusions will not apply with respect to Section 3.12), the Parties intend that each representation, warranty and covenant contained herein will have independent significance and if any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.
     9.11 Incorporation of Exhibits, Schedules and Disclosure Letters. The Exhibits, Schedules, Disclosure Letters and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.
     9.12 Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.
     9.13 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled at Law.
     9.14 Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in Los Angeles County, California. Each Party agrees that a final judgment in any Action so brought may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party agrees that service of process on it by notice as provided in Section 9.4 shall be deemed effective service of process.
     9.15 Dispute Resolution.
          Any dispute, controversy or claim (each a “Dispute”) arising out of or relating to this Agreement (including its application, interpretation, or any alleged breach hereunder) will be resolved in accordance with the procedures specified in this Section 9.15. The Parties intend that these provisions will be valid, binding, enforceable, irrevocable, will survive any termination of this Agreement and will be the sole and exclusive set of procedures for the resolution of any Disputes.
     (a) Negotiations. The Party raising the Dispute will give written notice to the other Parties to the Dispute describing the nature of the Dispute, and the Parties to such

Dispute will thereafter attempt for a period of ten (10) Business Days to resolve such Dispute by negotiation between executives designated by each of the Parties with authority to settle such Dispute. All such negotiations will be confidential and treated as compromise and settlement negotiations for purposes of any applicable Laws. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any such negotiation period. Regardless of the foregoing, a Party will have the right to seek immediate injunctive relief pursuant to Section 9.15(c) without regard to any such negotiation period.
     (b) Arbitration. If such Dispute cannot be resolved pursuant to Section 9.15(a), any Party may submit such Dispute to arbitration by giving a written notice of arbitration to the other Parties hereto (the “Arbitration Notice”). The Dispute will be finally settled by binding arbitration in Los Angeles County, California before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the JAMS Rules of Practice and Procedure as in effect at the time of the delivery of the Arbitration Notice. However, if such rules conflict with the provisions of this Section 9.15, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.15 will prevail. The arbitrator will be a former judge of a court of California appointed in accordance with JAMS rules. The Parties stipulate that a JAMS employee may be appointed as a judge pro tempore of the Superior Court of Los Angeles County if required to carry out the terms of this provision. Discovery and other procedural matters will be governed as though the proceeding were an arbitration. The arbitrators will decide any Dispute strictly in accordance with the substantive law of the State of California and will not apply any other substantive law. When any Dispute occurs and when any Dispute is under arbitration, except for the matters in dispute, the Parties will continue to fulfill their respective obligations, and will be entitled to exercise their respective rights, under this Agreement. The arbitrator may award the prevailing Party the costs of arbitration, including reasonable attorneys’ fees and expenses. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof.
     (c) Temporary or Preliminary Relief. Notwithstanding Section 9.15(a) and Section 9.15(b), each Party will have the right to seek and obtain temporary or preliminary injunctive relief in any court of competent jurisdiction. Such courts will have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrators have rendered similar relief or a final award) in order to protect any Party’s rights under or in connection with this Agreement.
     (d) Confidentiality. Except as may be necessary to enter judgment upon the award or to the extent required by applicable Law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the Dispute and the fact that there is an arbitration proceeding) will be treated in a confidential manner by the Parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one will divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award or as required by applicable Law.

     9.16 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.17 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, EXCLUSIVE OF ITS CONFLICTS OF LAW PROVISIONS.
     9.18 Further Assurances. Each Party agrees to cooperate with the other Parties, to take such additional and further actions, to execute such additional and further instruments, documents and agreements, and to give such further written assurances, each as may be reasonably requested by any other Party, in order to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement on the date first above written.

SELLERS:		PURCHASER:

DRAKE FAMILY TRUST		LIONS GATE ENTERTAINMENT, INC.

By:	/s/ Joseph Drake	By:	/s/ Wayne Levin

Name: Joseph Drake		Name: Wayne Levin
Its: Trustee		Its: General Counsel

By:	/s/ Margaret Drake

Name: Margaret Drake
Its: Trustee

/s/ Nathan Kahane		MANDATE:

NATHAN KAHANE, an individual

/s/ Brian Goldsmith		MANDATE PICTURES, LLC

BRIAN GOLDSMITH, an individual
		By:	/s/ Joseph Drake

Name: Joseph Drake
Its: Manager
Joseph Drake is executing this Membership Interest Purchase Agreement for purposes of Section 5.2, 5.6 and 5.10 and in his capacity as Mandate Representative:

/s/ Joseph Drake
JOSEPH DRAKE, an individual
LGE is executing this Membership Interest Purchase Agreement for purposes of Sections 2.2, 2.6(b), 2.8, 2.9, 4.2, 5.1, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.10 only:

LGE:

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ Wayne Levin

Name: Wayne Levin
Its: General Counsel

ALL SCHEDULES AND EXHIBITS HAVE BEEN OMITTED IN RELIANCE UPON
ITEM 601(B)(2) OF REGULATION S-K. THE COMPANY AGREES TO FURNISH THE
SEC, SUPPLEMENTALLY, WITH A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT UPON REQUEST.